                                                             FILE NO. 33-62347

            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                              SEPTEMBER 28, 1995



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                         -----------------------------
                         PRE-EFFECTIVE AMENDMENT NO. 1
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------



                              OLD NATIONAL BANCORP
                              --------------------
             (Exact name of registrant as specified in its charter)

           INDIANA                       6021                  35-1539838
----------------------------  -------------------------   --------------------
(State or other jurisdiction  (Primary Standard           (I.R.S. Employer
of incorporation or           Industrial Classification   Identification No.)
organization)                 Code Number)




          420 MAIN STREET, EVANSVILLE, INDIANA  47708,  (812) 464-1434
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



JEFFREY L. KNIGHT, ESQ.                    TIMOTHY M. HARDEN, ESQ.
CORPORATE SECRETARY & GENERAL COUNSEL      NICHOLAS J. CHULOS, ESQ.
OLD NATIONAL BANCORP                       KRIEG DEVAULT ALEXANDER & CAPEHART
420 MAIN STREET                            ONE INDIANA SQUARE, SUITE 2800
EVANSVILLE, INDIANA  47708                 INDIANAPOLIS, INDIANA  46204-2017
(812) 464-1363                             (317) 636-4341
(AGENT FOR SERVICE)                        (COPY TO)
-------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)
-------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

                                      FOR

               REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS


     Items of Form S-4                               Headings in Prospectus
     -----------------                               ----------------------
 1.  Forepart of Registration Statement and          Forepart of Registration
     Outside Front Cover Page of Prospectus          Statement; Outside Front
                                                     Cover Page

 2.  Inside Front and Outside Back Cover             Inside Front Cover Page
     Pages of Prospectus                             of Prospectus

 3.  Risk Factors, Ratio of Earnings to              Summary; Summary of
     Fixed Charges and Other Information             Selected Financial
                                                     Data; Comparative
                                                     Per Share Data

 4.  Terms of the Transaction                        Summary; General
                                                     Information; Proposed
                                                     Affiliation; Federal
                                                     Income Tax Consequences;
                                                     Comparative Per Share Data;
                                                     Comparison of Common Stock

 5.  Pro Forma Financial Information                 Pro Forma Condensed
                                                     Combined Financial
                                                     Information

 6.  Material Contacts with the Company              Not Applicable
     Being Acquired

 7.  Additional Information Required for             Not Applicable
     Reoffering by Persons and Parties
     Deemed to be Underwriters

 8.  Interests of Named Experts and Counsel          Opinion of Financial
                                                     Advisor to FUSB

 9.  Disclosure of Commission Position on            Not Applicable
     Indemnification for Securities Act Liabilities

10.  Information with Respect to S-3 Registrants     Summary of Selected
                                                     Financial Data;
                                                     Regulatory Considerations;
                                                     Comparative Per Share Data

11.  Incorporation of Certain Information            Incorporation of Certain
     by Reference                                    Documents by Reference

12.  Information with Respect to S-2 or              Not Applicable
     S-3 Registrants

13.  Incorporation of Certain Information            Not Applicable
     by Reference

     Items of Form S-4                               Headings in Prospectus
     -----------------                               ----------------------
14.  Information with Respect to Registrants         Not Applicable
     Other Than S-3 or S-2 Registrants

15.  Information with Respect to S-3 Companies       Not Applicable

16.  Information with Respect to S-2 or              Summary of Selected
     S-3 Companies                                   Financial Data

17.  Information with Respect to Companies           Not Applicable
     Other Than S-3 or S-2 Companies

18.  Information if Proxies, Consents or             General Information;
     Authorizations are to be Solicited              Proposed Affiliation;
                                                     Description of ONB;
                                                     Description of FUSB

19.  Information if Proxies, Consents or             Not Applicable
     Authorizations are not to be Solicited or
     in an Exchange Offer

                [FIRST UNITED SAVINGS BANK, F.S.B. LETTERHEAD]



October ____, 1995



Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of First United Savings Bank, f.s.b. ("FUSB") to be held at DePauw University, Memorial Student Union Building, Room 221, 408 Locust Street in Greencastle, Indiana on October 31, 1995, at 2:00 p.m., local time.

     The purposes of the Annual Meeting are (i) to elect two (2) directors of FUSB for terms expiring in 1998, subject to earlier termination as a consequence of the affiliation of FUSB with Old National Bancorp ("ONB"), and (ii) to consider and vote upon the Amended and Restated Agreement of Affiliation and Merger ("Agreement"), dated as of September 29, 1994, by and among ONB, two of its subsidiaries and FUSB. Under the terms of the Agreement, FUSB will affiliate with ONB, and each outstanding share of FUSB common stock will be converted into the right to receive .8925 of a share of ONB common stock, as adjusted for the 5% stock dividend issued by ONB on February 10, 1995, and subject to further adjustment, if any, as described in the Agreement, a copy of which is attached to the accompanying Proxy Statement-Prospectus.

     The Board of Directors of FUSB believes that the proposed affiliation between ONB and FUSB is in the best interests of the shareholders of FUSB and the customers and employees of FUSB and the communities which FUSB serves. Your Board of Directors has unanimously approved the Agreement and recommends that the shareholders approve it.

     Enclosed with this letter are (i) a Notice of Annual Meeting of Shareholders, (ii) a Proxy Statement-Prospectus containing information about the Annual Meeting and the proposed affiliation, (iii) FUSB's Annual Report to shareholders for the fiscal year ended June 30, 1995, (iv) a proxy card for you to complete, sign, date and return, and (v) a postage pre-paid envelope for your use to return your proxy card to FUSB. We encourage you to read the enclosed materials carefully and in their entirety.

     Whether or not you attend the Annual Meeting, your Board of Directors requests that you complete, sign and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope at your earliest convenience prior to the Annual Meeting. If you desire, you may cancel your proxy at any time before it is voted at the special meeting.

     Please give this matter your careful consideration.

                                         Sincerely,



                                         William M. Marley
                                         President and Chief Executive Officer

                       FIRST UNITED SAVINGS BANK, f.s.b.
                            ONE NORTH LOCUST STREET
                          GREENCASTLE, INDIANA 46135

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        to be held on October 31, 1995

To Our Shareholders:

Notice is hereby given that, pursuant to the call of the Board of Directors, the Annual Meeting of Shareholders of First United Savings Bank, f.s.b. ("FUSB") will be held on October 31, 1995, at 2:00 p.m., local time, at DePauw University, Memorial Student Union Building, Room 221, 408 Locust Street in Greencastle, Indiana.

The purposes of the Annual Meeting are:

1. Affiliation with Old National Bancorp. To consider and vote upon the Amended and Restated Agreement of Affiliation and Merger dated as of September 29, 1994, among Old National Bancorp, Evansville, Indiana ("ONB"), two of its subsidiaries and FUSB. Under the terms of the Agreement, FUSB will affiliate with ONB and each outstanding share of FUSB common stock will be converted into the right to receive .8925 of a share of ONB common stock, as adjusted for the 5% stock dividend issued by ONB on February 10, 1995, and subject to further adjustment, if any, as described in the accompanying Proxy Statement-Prospectus;

2. Election of Directors. To elect two Directors of FUSB for terms expiring in 1998, subject to earlier termination as a consequence of the affiliation with ONB; and

3. Other Business. To transact such other business which may properly be presented at the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on September 8, 1995, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

October  ___, 1995                  BY ORDER OF THE BOARD OF DIRECTORS

                                    WILLIAM M. MARLEY
                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER

          YOUR VOTE IS IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY.

                THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST
           TWO-THIRDS OF THE OUTSTANDING SHARES OF FUSB COMMON STOCK
                IS REQUIRED FOR APPROVAL OF THE ONB AGREEMENT.

       IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING,
             YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE
              ENCLOSED REVOCABLE PROXY IN THE ENVELOPE PROVIDED.
            NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  PROSPECTUS
                                      OF
                             OLD NATIONAL BANCORP
                                   FOR UP TO
                        519,614 SHARES OF COMMON STOCK
                                (NO PAR VALUE)

                          --------------------------

                       THIS PROSPECTUS ALSO CONSTITUTES
                              THE PROXY STATEMENT
                                      OF
                       FIRST UNITED SAVINGS BANK, F.S.B.
                                    FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 31, 1995

                          --------------------------


     This Proxy Statement-Prospectus ("Proxy Statement") constitutes the Prospectus of Old National Bancorp with respect to a maximum of 519,614 shares of ONB common stock, no par value per share ("ONB Common Stock"), being offered to the shareholders of FUSB in connection with the proposed affiliation of ONB and FUSB. It also serves as the Proxy Statement of FUSB in connection with the solicitation of proxies by the Board of Directors of FUSB for use at the Annual Meeting of Shareholders to be held on October 31, 1995, and at any adjournment thereof, for the purpose of considering and voting upon (1) a proposal to approve the Amended and Restated Agreement of Affiliation and Merger ("Agreement"), dated as of September 29, 1994, between ONB and FUSB, (2) election of two Directors of FUSB for terms expiring in 1998, subject to earlier termination as a consequence of the affiliation with ONB, and (3) any other business which may properly be presented at the Annual Meeting or any adjournment thereof.

     As more fully discussed hereinafter, on the effective date of the proposed affiliation, FUSB will affiliate with ONB and each outstanding share of FUSB common stock, $.01 par value per share ("FUSB Common Stock"), will be converted into the right to receive .8925 of a share of ONB Common Stock, as adjusted for the 5% stock dividend issued by ONB on February 10, 1995, and subject to further adjustment, if any, in the event of certain deviations in the market price of ONB Common Stock (the "Exchange Ratio") or a recapitalization of ONB. ONB will pay cash for any fractional share interests resulting from the Exchange Ratio. The proposed affiliation is subject to approval by the holders of at least two-thirds of the outstanding shares of FUSB Common Stock, receipt of required regulatory approvals and certain other conditions set forth in the Agreement attached hereto as Appendix A.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------------

             The date of this Proxy Statement is October __, 1995.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
AVAILABLE INFORMATION ..............................................

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ....................

SUMMARY ............................................................

SUMMARY OF SELECTED FINANCIAL DATA .................................

GENERAL INFORMATION ................................................

PROPOSED AFFILIATION ...............................................
     Description of the Affiliation ................................
     Stock Option Agreement ........................................
     Background of and Reasons for the Affiliation .................
     Opinion of Financial Advisor to FUSB ..........................
     Recommendation of the Board of Directors ......................
     Exchange of FUSB Common Stock .................................
     No Dissenters  or Appraisal Rights ............................
     Resale of ONB Common Stock by FUSB Affiliates .................
     Conditions to Consummation ....................................
     Termination ...................................................
     Restrictions Affecting FUSB ...................................
     Regulatory Approvals ..........................................
     Accounting Treatment for the Affiliation ......................
     Effective Date ................................................
     Management, Personnel and Operations After the Affiliation ....
     Interests of Certain Persons in the Affiliation ...............

FEDERAL INCOME TAX CONSEQUENCES ....................................
     Tax Ruling ....................................................
     Tax Consequences to ONB and FUSB ..............................
     Tax Consequences to FUSB Shareholders .........................

COMPARATIVE PER SHARE DATA .........................................
     Nature of Trading Market ......................................
     Dividends .....................................................
     Existing and Pro Forma Per Share Information ..................

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION .................

DESCRIPTION OF ONB .................................................
     Business ......................................................
     Acquisition Policy and Pending Affiliations ...................
     Incorporation of Certain Information by Reference .............

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                     PAGE
                                                                     ----
DESCRIPTION OF FUSB ................................................
     Business ......................................................
     Incorporation of Certain Information by Reference .............

REGULATORY CONSIDERATIONS ..........................................
     Regulation of ONB and Affiliates ..............................
     Regulation of FUSB ............................................
     Capital Adequacy Guidelines ...................................
     Branching and Acquisitions ....................................
     Interstate Banking ............................................
     FDICIA ........................................................
     Deposit Insurance .............................................
     Recent Legislation ............................................
     Additional Matters ............................................

COMPARISON OF COMMON STOCK .........................................
     Authorized But Unissued Shares ................................
     Preemptive Rights .............................................
     Dividend Rights ...............................................
     Voting Rights .................................................
     Dissenters' Rights ............................................
     Liquidation Rights ............................................
     Assessment and Redemption .....................................
     Anti-Takeover Provisions ......................................
     Director Liability ............................................
     Director Nominations ..........................................

ELECTION OF FUSB DIRECTORS .........................................
     Nominees and Directors ........................................
     Meetings and Committees of the Board of Directors .............
     Remuneration of Named Executive Officer .......................
     Stock Options .................................................
     Employment Agreements .........................................
     Compensation of Directors .....................................
     Transactions with Certain Related Persons .....................

OPINIONS ...........................................................

EXPERTS ............................................................

OTHER MATTERS ......................................................

APPENDICES:
     A. Amended and Restated Agreement of Affiliation and Merger....  A-1
     B. Purchase and Assumption Agreement...........................  B-1
     C. Fairness Opinion of McDonald & Co. Securities, Inc..........  C-1

                             AVAILABLE INFORMATION

     ONB and FUSB are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith ONB files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"), while FUSB, as a federally chartered savings bank, files such information with the Office of Thrift Supervision ("OTS"). Such reports, proxy statements and other information filed by ONB may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and may also be inspected and copied at prescribed rates at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed by FUSB may be inspected and copied at the public information office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the OTS Chicago Office located at 111 East Wacker Drive, Suite 800, Chicago, Illinois 60601. ONB Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System and FUSB Common Stock is quoted on the NASDAQ Small Capital Market System, and reports, proxy statements and other information concerning ONB are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C.
20006.

     ONB has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of ONB Common Stock to be issued in connection with its affiliation with FUSB. This Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement, including the exhibits filed as a part thereof or incorporated therein by reference, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the addresses set forth above.

     All information contained in this Proxy Statement with respect to FUSB has been supplied by FUSB, and all information contained in this Proxy Statement with respect to ONB has been supplied by ONB.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO ONB MAY BE REQUESTED FROM, JEFFREY L. KNIGHT, CORPORATE SECRETARY AND GENERAL COUNSEL, OLD NATIONAL BANCORP, 420 MAIN STREET, P.O. BOX 718, EVANSVILLE, INDIANA 47705, (812) 464-1363. DOCUMENTS RELATING TO FUSB MAY BE REQUESTED FROM WILLIAM M. MARLEY, PRESIDENT, FIRST UNITED SAVINGS BANK, F.S.B., ONE NORTH LOCUST STREET, GREENCASTLE, INDIANA 46135, (317) 653-9793. IN ORDER TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY OCTOBER ___, 1995.

     The following documents previously filed by ONB (SEC File No. 0-10888) with the SEC and FUSB (Docket No. 4886) with the OTS pursuant to the Exchange Act are incorporated herein by reference:

1. ONB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.
2.   ONB's Annual Report on Form 10-K for the fiscal year ended December 31,
     1994.
3. ONB's Annual Report to Shareholders for the fiscal year ended December 31, 1994.
4. The description of ONB's common stock contained in ONB's Current Report on Form 8-K, dated January 6, 1983, and the description of ONB's Preferred Stock Purchase Rights contained in ONB's Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between the Registrant and Old National Bank, as Trustee.

5. The following information under the captions contained in the specified pages of FUSB's Annual Report on Form 10-K for the fiscal year ended June 30, 1995: (a) "Business" on pages ___ to ___, (b) "Legal Proceedings" on pages ___ to ___, and (c) "Properties" on pages ___ to ___.
6.   FUSB's Form 8-K, dated September 15, 1995.
7. The following information contained in the specified pages of FUSB's Annual Report for its fiscal year ended June 30, 1995, which accompanies this Proxy Statement: (a) audited consolidated financial statements of FUSB, the notes thereto and the Report of Independent Auditors on pages ___ to ___, (b) Common Stock Data on page ___ (under the caption "Market Price and Dividends"), (c) Selected Consolidated Financial Data on page ___, and
     (d) Management's Discussion and Analysis of Financial Condition and Results of Operations (under the caption "Management's Discussion and Analysis") on pages ___ through ___.

     All documents subsequently filed by ONB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Annual Meeting is held shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing such documents.

     A COPY OF THE ANNUAL REPORT OF FUSB FOR THE FISCAL YEAR ENDED JUNE 30, 1995 ACCOMPANIES THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE AS SPECIFIED ABOVE.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

ANY STATEMENTS CONTAINED IN THIS PROXY STATEMENT INVOLVING MATTERS OF OPINION, WHETHER OR NOT SO STATED, ARE INTENDED AS SUCH AND NOT AS REPRESENTATIONS OF FACT. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT, NOR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ONB OR FUSB SINCE THE DATE

HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere herein and was prepared to assist FUSB shareholders in their review of the Proxy Statement. This summary does not purport to be complete and is qualified in all respects by reference to the full text of this Proxy Statement and the appendices hereto.


THE ANNUAL MEETING:


Date, Time and Place of           October 31, 1995, at 2:00 p.m., local time, at
Annual Meeting                    the main office of FUSB, located at One
                                  Locust Street, Greencastle, Indiana.


Purpose of Annual Meeting         (1) To consider and vote upon the Amended and
                                  Restated Agreement of Affiliation and Merger
                                  ("Agreement"), under the terms of which FUSB will affiliate with ONB. A copy of the Agreement, which is incorporated herein by reference, is attached to this Proxy Statement as Appendix A. (2) To elect two Directors of
                                  FUSB for terms expiring in 1998, subject to earlier termination as a consequence of the affiliation with ONB. See "NOTICE OF ANNUAL
                                  MEETING OF SHAREHOLDERS" and the discussions under the captions "GENERAL INFORMATION,"
                                  "PROPOSED AFFILIATION," and "ELECTION OF FUSB
                                  DIRECTORS."

Required Shareholder Vote on      The affirmative vote, in person or by proxy,
Agreement                         of the holders of at least two-thirds of the
                                  issued and outstanding shares of FUSB Common
                                  Stock is required for approval of the
                                  Agreement. As of September 8, 1995, members of the Board of Directors and executive officers of FUSB beneficially owned in the aggregate, directly and indirectly, approximately 12.45% of the outstanding shares of FUSB Common
                                  Stock, including shares subject to option which must be exercised prior to the affiliation with ONB. It is expected that the shares held by members of the Board of Directors and executive officers of FUSB will be voted in favor of the Agreement. See
                                  "GENERAL INFORMATION," "PROPOSED AFFILIATION
                                  --Conditions to Consummation." The approval of the Agreement by the shareholders of ONB is not required.

Required Shareholder Vote on      The nominees for Director of FUSB this year
Election of Directors             are Earl E. Clodfelter and William M. Marley,
                                  each of whom is a current Director of FUSB.
                                  The election of Directors requires receipt of a plurality of affirmative votes cast at the Annual Meeting. Shareholders are entitled to vote their shares cumulatively for the election of Directors. See "GENERAL
                                  INFORMATION" and "Election of FUSB Directors."

Shares Outstanding and Entitled   As of September 8, 1995, there were 546,550
to Vote                           shares of FUSB Common Stock issued and
                                  outstanding. Shareholders of FUSB of record at the close of business on September 8, 1995, are entitled to notice of, and to vote at, the Annual Meeting. See "GENERAL INFORMATION."

Revocable Proxies                 Proxies are revocable at any time before they
                                  are exercised by means of a later dated proxy delivered to FUSB, by written notice delivered to the Secretary of FUSB or in person at the Annual Meeting. See "GENERAL INFORMATION."

THE PARTIES TO THE
AFFILIATION:

Old National Bancorp              As the largest independent bank holding
420 Main Street                   company headquartered in the State of
Evansville, Indiana 47708         Indiana, ONB owns and operates 23 affiliate
(812) 464-1434                    banks with 112 offices located in the
                                  tri-state area of southwestern Indiana,
                                  southern and eastern Illinois and northwestern
                                  Kentucky. As of June 30, 1995, ONB had total assets of approximately $4.4 billion and its ratio of total capital to risk-adjusted assets was 15.79%. This capital ratio is well in excess of applicable regulatory requirements.
                                  See "DESCRIPTION OF ONB."

                                  ONB is currently analyzing a number of
                                  potential acquisitions. As of the date of this Proxy Statement, ONB has entered into definitive agreements to acquire (i) City National Bancorp, Inc. ("City National"), Fulton, Kentucky and (ii) Shawnee Bancorp, Inc. ("Shawnee Bancorp"), Harrisburg, Illinois, in connection with which Shawnee Bancorp's wholly-owned subsidiary, The Bank of Harrisburg, will merge into The First National Bank of Harrisburg, an affiliate of ONB. See "DESCRIPTION OF ONB -- Acquisition Policy and Pending Affiliations."

First United Savings Bank, f.s.b. FUSB is a federally chartered savings bank
One North Locust Street           with full-service offices located in
Greencastle, Indiana 46135        Greencastle and Bloomington, Indiana and a
(317) 653-9793                    loan production office located in Danville,
                                  Indiana. It owns one operating subsidiary, Greenmark, Inc., which markets and sells property, casualty, life and crop insurance
                                  ("Greenmark"), as well as a non-operating subsidiary, Kirkwood Corporation. As of June
                                  30, 1995, FUSB had total assets of
                                  approximately $142 million and its ratio of total capital to risk-adjusted assets was 11.4%. See "DESCRIPTION OF FUSB."

THE AFFILIATION:

Description of the                Under the Agreement and its related Purchase
Affiliation                       and Assumption Agreement (attached as Appendix
                                  B), the affiliation between FUSB and ONB will be accomplished through three sequential steps: (1) the Asset Purchase ~ First Citizens
                                  Bank & Trust Company, ONB's affiliate bank in
                                  Greencastle ("First Citizens"), will purchase the assets and assume the liabilities of the office of FUSB located in Greencastle and the loan production office located in Danville for a purchase price equal to the fair market value of those assets and liabilities; (2) the Greenmark
                                  Purchase ~ First Citizens will purchase the outstanding stock of Greenmark from FUSB for a purchase price of $310,000; and (3) the Merger
                                  ~ a newly formed savings bank subsidiary of ONB will then merge with and into FUSB, as it exists following these steps. The Asset
                                  Purchase, Greenmark Purchase and Merger are collectively referred to herein as the "Affiliation."

                                  As a result of these steps, FUSB's existing operations will be divided geographically with First Citizens acquiring the Greencastle and Danville operations, as well as Greenmark, and with ONB directly acquiring the Bloomington office as a separately operating savings bank ("New FUSB"). All of the steps are dependent upon each other and will consummate sequentially on the effective date of the Affiliation. See "PROPOSED AFFILIATION -- Description of the Affiliation" and Appendices A and B of this Proxy Statement.

Exchange of FUSB Common Stock     At the effective date of the Affiliation, each
                                  outstanding share of FUSB Common Stock (other than those 1,000 shares owned by Greenmark, which will be canceled, but including 35,650 shares currently subject to options, which are required by the terms of the Agreement to be exercised prior to the effective date) will be converted into the right to receive .8925 of a share of ONB Common Stock, as adjusted for the 5% stock dividend issued by ONB on February
                                  10, 1995, and subject to further adjustment, if any, in the event of certain deviations in the market price of ONB Common Stock or a recapitalization of ONB. No fractional shares will be issued and ONB will pay cash for any fractional share interests resulting from the Exchange Ratio. The price at which ONB Common
                                  Stock traded on ----------, 1995, as reported by the NASDAQ National Market System, was
                                  $-----per share. See "PROPOSED AFFILIATION --
                                  Exchange of FUSB Common Stock" and Appendix A to this Proxy Statement.

Reasons for the Affiliation       After careful review and consideration, FUSB's
                                  Board of Directors has determined that the terms of the Affiliation are fair to, and in the best interest of, FUSB and its shareholders. FUSB's Board believes that the Affiliation will provide significant value to all FUSB shareholders and, at the same time, enable holders of FUSB Common Stock to participate in the expanded opportunities for growth that the Affiliation will make possible. FUSB's Board also determined that the Affiliation would have a positive, long-term impact on its customers and employees and the communities it serves. See "PROPOSED
                                  AFFILIATION -- Background of and Reasons for the Affiliation."

Opinion of FUSB's Financial       FUSB has retained McDonald & Company
Advisor                           Securities, Inc. ("McDonald & Company") as its
                                  financial advisor in the Affiliation. McDonald
                                  & Company rendered its oral opinion on
                                  September 29, 1994, which was subsequently confirmed in writing, that as of the date of such opinion, the Exchange Ratio pursuant to the Affiliation was fair, from a financial point of view, to the holders of FUSB Common
                                  Stock. The opinion was updated and confirmed on the date of this Proxy Statement. A copy of the opinion of McDonald & Company dated as of the date of this Proxy Statement is attached hereto as Appendix C and should be read in its entirety with respect to the assumptions made, limitations on reviews undertaken and other matters. See "PROPOSED AFFILIATION -- Opinion of Financial Advisor to FUSB."

Recommendation of the             The Board of Directors of FUSB has
Board of Directors of             unanimously approved the Agreement and
FUSB                              recommends that FUSB shareholders approve the
                                  Agreement. See "PROPOSED AFFILIATION --
                                  "Background of and Reasons for the
                                  Affiliation" and "Recommendation of the Board of Directors."

Conditions to the                 Consummation of the Affiliation is subject
Affiliation                       to certain conditions which include, among
                                  others, (1) approval of the Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of FUSB
                                  Common Stock, (2) receipt of regulatory
                                  approvals for each step of the Affiliation, and (3) receipt of a private letter ruling from the Internal Revenue Service or an opinion of counsel with respect to certain federal income tax matters. The Affiliation will not proceed unless all of the conditions relating to each step are met. For tax purposes, the Asset Purchase and the Greenmark
                                  Purchase must be consummated prior to the Merger. See "PROPOSED AFFILIATION --Conditions to Consummation."

Termination of the Affiliation    The Agreement may be terminated before the
                                  Affiliation becomes effective upon the
                                  occurrence of certain events which include, among others, (1) a misrepresentation or breach of any representation or warranty set forth in the Agreement by ONB or FUSB, which would result in material adverse change in either ONB or FUSB on a consolidated basis,
                                  (2) a breach of or failure to comply with any covenant or mutual agreement set forth in the Agreement by ONB or FUSB, (3) the commencement or threat of certain claims, proceedings or litigation, (4) a material adverse change in ONB or FUSB, since June 30, 1994, and (5) the
                                  Affiliation not having been consummated by January 31, 1996. Further, ONB may terminate the Affiliation if it reasonably determines that a condition imposed by a regulatory agency in connection with antitrust implications of the Affiliation would render consummation of the Affiliation unacceptable or otherwise imprudent, or if the Affiliation is not able to be consummated because of agency disapproval or if a lawsuit is instituted to enjoin the Affiliation on antitrust grounds. At present, ONB does not anticipate that any conditions to consummation of the Asset
                                  Purchase will be imposed for antitrust
                                  purposes. The parties may also mutually agree to terminate the Agreement. See "PROPOSED
                                  AFFILIATION -- Termination."

Effective Date of the             ONB and FUSB anticipate that the Affiliation
Affiliation                       will be completed in the last calendar quarter
                                  of 1995. See "PROPOSED AFFILIATION --Effective
                                  Date."

Management, Personnel and         The Directors and officers of FUSB will
Operations After the              continue to serve following the
Affiliation                       effective date of the Affiliation until
                                  otherwise determined by ONB. ONB has agreed that the six Directors of FUSB will continue to serve for not less than three years following the effective date with the directors residing in and around Greencastle serving First Citizens and the directors residing in and around Bloomington serving New
                                  FUSB. William M. Marley, President of FUSB, will serve as Vice Chairman of First Citizens, and other officers will serve as officers of First Citizens or New FUSB, with those serving in Bloomington serving New FUSB's operations and those serving in Greencastle and Danville serving First Citizens operations. Following the Affiliation, employees of FUSB will receive benefits in accordance with the current policies and employee benefit plans of ONB, subject to the continuation of certain of FUSB plans until December 31, 1995. See
                                  "PROPOSED AFFILIATION -- Description of the
                                  Affiliation" and "Management, Personnel and
                                  Operations After the Affiliation."

Federal Income Tax                ONB and FUSB have requested a private letter
Consequences to FUSB              ruling from the Internal Revenue
Shareholders                      Service to the effect that the Affiliation
                                  will constitute a tax-free reorganization, but if such a ruling is not received prior to consummation of the Affiliation, ONB's counsel, Krieg DeVault Alexander & Capehart, has agreed to render a tax opinion as to the tax consequences of the Affiliation. In general, FUSB shareholders who receive solely
                                  ONB Common Stock in exchange for their shares of FUSB Common Stock will not recognize gain or loss as a result of the exchange.
                                  Shareholders are urged to consult with their tax advisors with respect to the tax consequences of the Affiliation to them. See
                                  "FEDERAL INCOME TAX CONSEQUENCES."

No Dissenters' Rights             Shareholders of FUSB have no dissenters' or
                                  appraisal rights in connection with the
                                  Affiliation under federal law applicable to FUSB. See "PROPOSED AFFILIATION--No
                                  Dissenters' or Appraisal Rights."

Interests of Certain Persons in   Certain members of management and the Board
the Affiliation                   of Directors of FUSB have interests in the
                                  Affiliation that are in addition to those of FUSB shareholders generally. See "PROPOSED
                                  AFFILIATION -- Interests of Certain Persons in the Affiliation."

Resale of ONB Common Stock        Certain resale restrictions apply to the sale
                                  or transfer of shares of ONB Common Stock issued to Directors, executive officers and 10% shareholders of FUSB in exchange for their shares of FUSB Common Stock. See "PROPOSED
                                  AFFILIATION -- Resale of ONB Common Stock by
                                  FUSB Affiliates."

Comparative Shareholder Rights    The rights of shareholders of ONB and
                                  shareholders of FUSB differ in a number of respects. Upon consummation of the
                                  Affiliation, FUSB shareholders who receive ONB
                                  Common Stock will take such stock subject to its terms and conditions. The Articles of Incorporation of ONB contain certain anti-takeover measures which may discourage or render more difficult a subsequent takeover of ONB by another corporation. Further, ONB has adopted a shareholder rights plan which has a similar consequence. See "COMPARISON OF COMMON
                                  STOCK.

Trading Market for Common Stock   Shares of ONB Common Stock are traded on the
                                  NASDAQ National Market System. The closing price of ONB Common Stock as reported by the NASDAQ National Market System was $35.25 per share on September 29, 1994, the business day before the Affiliation was publicly announced, and was $----- per share on -----------, 1995.
                                  Both of these per share prices of ONB Common
                                  Stock reflect the 5% stock dividend issued by ONB on February 10, 1995.

                                  Shares of FUSB Common Stock are traded in the over-the-counter market and are listed on the NASDAQ. The high and low bid prices of FUSB Common Stock as reported by NASDAQ were:

                                  .   each $21.25 per share on July 26, 1994,
                                      the day before FUSB retained McDonald &
                                      Company,

                                  .   each $20.50 per share on September 29,
                                      1994, the day before the Affiliation was publicly announced, and

                                  .   $----- and $----- per share on September
                                      -----, 1995.

                                  Assuming the Affiliation had been consummated on September ---, 1995, FUSB shareholders entitled to receive ONB Common Stock would have received, in exchange for all of the shares of FUSB Common Stock, --------------- shares of ONB Common Stock having an aggregate market value of approximately $-----million, which represents $------ per share of FUSB Common Stock (including cash received in lieu of any fractional share interest). See "COMPARATIVE PER SHARE DATA."

                   SUMMARY OF SELECTED FINANCIAL DATA -- ONB
           (UNAUDITED -- DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     The following summary sets forth selected consolidated financial information relating to ONB, giving effect to the consummated affiliations with Citizens National Bank Corporation, Tell City, Indiana, and Oblong Bancshares, Inc., Oblong, Illinois, which occurred in 1995. This information should be read in conjunction with the financial statements and notes incorporated herein by reference.

                                                               Twelve Months ended December 31,
                                                ---------------------------------------------------------------
                                                   1994         1993         1992         1991         1990
                                                -----------  -----------  -----------  -----------  -----------
Results of Operations
---------------------
  (Taxable equivalent basis)
  Interest income                               $  308,636   $  302,728   $  315,087   $  348,575   $  356,156
  Interest expense                                 126,109      124,958      144,908      190,721      210,573
                                                ----------   ----------   ----------   ----------   ----------
  Net interest income                              182,527      177,770      170,179      157,854      145,583
  Provision for loan losses                          6,241        9,989       11,731       11,514       10,025
                                                ----------   ----------   ----------   ----------   ----------
  Net interest income after
    provision for loan losses                      176,286      167,781      158,448      146,340      135,558
  Noninterest income                                33,656       32,451       28,082       25,452       22,935
  Noninterest expense                              134,774      125,525      113,548      108,022      101,773
                                                ----------   ----------   ----------   ----------   ----------
  Income before income taxes                        75,168       74,707       72,982       63,770       56,720
  Income taxes                                      27,190       28,534       28,245       23,918       21,365
                                                ----------   ----------   ----------   ----------   ----------
  Net income                                    $   47,978   $   46,173   $   44,737   $   39,852   $   35,355
                                                ==========   ==========   ==========   ==========   ==========

Year-End Balances
-----------------
  Total assets                                  $4,386,839   $4,233,780   $3,949,725   $3,917,024   $3,857,020
  Total loans--net of unearned income            2,718,041    2,456,946    2,279,245    2,264,064    2,244,545
  Total deposits                                 3,469,753    3,484,294    3,343,146    3,223,359    3,200,193
  Shareholders' equity                             391,223      383,367      356,890      329,892      314,378

Per Share Data (1)
------------------
  Net income - primary                          $     2.03   $     1.95   $     1.88   $     1.67   $     1.43
  Net income - fully diluted (2)                      1.98         1.90         1.82         1.62         1.43
  Cash dividends paid                                 0.88         0.76         0.72         0.69         0.66
  Book value at year-end                             16.75        16.18        15.00        13.72        12.65

Selected Performance Ratios
---------------------------
(based on averages)
  Return on assets                                    1.12%        1.12%        1.14%        1.04%        0.95%
  Return on equity                                   12.29        12.56        13.06        12.45        11.32
  Equity to assets                                    9.14         8.89         8.75         8.39         8.38
  Primary capital to assets                          10.12         9.83         9.65         9.23         9.21
  Net charge-offs to average loans                    0.31         0.27         0.35         0.41         0.55
  Allowance for loan losses to average loans          1.62         1.65         1.56         1.42         1.44

(1)  Restated for all stock dividends.
(2)  Assumes the conversion of ONB's subordinated debentures.

     In years prior to 1991, the assumed conversion would not be significant.

           (UNAUDITED -- DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                              Six Months ended June 30,
                                                              -------------------------
                                                                1995 (3)      1994 (3)
                                                               ----------   ----------
Results of Operations
---------------------
  (Taxable equivalent basis)
  Interest income                                              $  169,354   $  149,410
  Interest expense                                                 77,768       59,949
                                                               ----------   ----------
  Net interest income                                              91,586       89,461
  Provision for loan losses                                         2,183        3,018
                                                               ----------   ----------
  Net interest income after provision
      for loan losses                                              89,403       86,443
  Noninterest income                                               18,869       17,068
  Noninterest expense                                              68,247       64,796
                                                               ----------   ----------
  Income before income taxes                                       40,025       38,715
  Income taxes                                                     15,711       15,081
                                                               ----------   ----------
  Net income                                                   $   24,314   $   23,634
                                                               ==========   ==========

Period-End Balances
-------------------
  Total assets                                                 $4,429,994   $4,249,617
  Total loans--net of unearned income                           2,811,216    2,583,073
  Total deposits                                                3,595,004    3,434,838
  Shareholders' equity                                            394,517      391,134

Per Share Data (1)
------------------
  Net income - primary                                         $     1.05   $     1.00
  Net income - fully diluted (2)                                     1.02         0.97
  Cash dividends paid                                                0.46         0.44
  Book value at period-end                                          17.24        16.61

Selected Performance Ratios
---------------------------
  (based on averages)
  Return on assets                                                   1.11%        1.12%
  Return on equity                                                  12.44        12.22
  Equity to assets                                                   8.95         9.15
  Primary capital to assets                                          9.97        10.24
  Net charge-offs to average loans                                   0.08         0.13
  Allowance for loan losses to average loans                         1.49         1.68

(1)  Restated for all stock dividends.
(2)  Assumes the conversion of ONB's subordinated debentures.
(3) The accompanying consolidated interim financial statements include the accounts of ONB and affiliated entities. In the opinion of management, the consolidated interim financial statements and summaries of interim selected financial data contain all the normal and recurring adjustments necessary to present fairly the financial position of ONB.

                  SUMMARY OF SELECTED FINANCIAL DATA -- FUSB

     The following summary sets forth selected consolidated financial information relating to FUSB. This information should be read in conjunction with the financial statements and notes incorporated herein by reference.



                                                                     Twelve Months ended June 30,
                                              --------------------------------------------------------------------------
                                                   1995           1994            1993           1992           1991
                                              ------------    ------------    ------------   ------------   ------------
Results of Operations
---------------------
  (Taxable equivalent basis)
  Interest income                             $  9,537,512    $  8,686,589    $  9,219,921   $ 10,821,579   $ 12,337,901
  Interest expense                               5,858,417       5,414,275       6,175,994      7,784,664      9,129,001
                                              ------------    ------------    ------------   ------------   ------------
  Net interest income                            3,679,095       3,272,314       3,043,927      3,036,915      3,208,900
  Provision for loan losses                        745,774         121,614          89,674        127,391         57,313
                                              ------------    ------------    ------------   ------------   ------------
  Net interest income after
    provision for loan losses                    2,933,321       3,150,700       2,954,253      2,909,524      3,151,587
  Noninterest income                               603,668         599,654         582,538        710,855        504,347
  Noninterest expense (1)                        4,476,285       5,408,571       2,824,628      3,476,139      3,031,596
                                              ------------    ------------    ------------   ------------   ------------
  Income (loss) before income taxes
    and cumulative effect of change
    in accounting principle                       (927,048)     (1,658,217)        712,163        144,240        624,338
  Income taxes                                    (277,000)       (657,800)        228,500        (14,000)       243,000
                                              ------------    ------------    ------------   ------------   ------------
  Income (loss) before cumulative effect
    of change in accounting principle             (650,048)     (1,000,417)        483,663        158,240        381,338
  Cumulative effect of change in
    accounting principle                               ---             ---             ---         30,400            ---
                                              ------------    ------------    ------------   ------------   ------------
  Net income                                     ($650,048)    ($1,000,417)   $    483,663   $    188,640   $    381,338
                                              ============    ============    ============   ============   ============

Year-End Balances
-----------------
  Total assets                                $142,039,710    $133,703,636    $138,590,017   $130,060,846   $137,675,350
  Total loans--net of unearned income          121,593,615     110,900,334     111,765,436    102,010,050    102,621,053
  Total deposits                               112,343,290     113,248,577     116,902,114    116,090,522    121,798,106
  Shareholders' equity                        $  9,240,514    $  9,841,899    $ 10,972,468   $ 10,523,197   $ 10,486,335

Regulatory Capital
--------------------
  Tangible capital                            $  6,518,000    $  7,718,000    $ 10,548,000   $  8,608,000   $  8,294,000
--------------------                          ============    ============    ============   ============   ============
  Core capital                                $  6,836,000    $  8,119,000    $ 10,987,000   $ 10,348,000   $ 10,438,000
--------------------                          ============    ============    ============   ============   ============
  Rick-based capital                          $  7,699,000    $  7,603,000    $  8,763,000   $  9,846,000   $ 10,069,000
--------------------                          ============    ============    ============   ============   ============

Per Share Data
--------------
  Net income (loss)                                 ($1.15)         ($1.84)   $        .90   $        .35   $        .71
  Cash dividends paid                                    -    $        .24    $        .20   $        .40   $        .60
  Book value at year-end                      $      16.93    $      18.15    $      20.23   $      19.52   $      19.46

Selected Performance Ratios
---------------------------
(based on averages)
  Return on assets                                    (.48%)          (.73%)           .36%           .14%           .28%
  Return on equity                                   (7.30%)         (9.16%)          4.50%          1.78%          3.65%
  Equity to assets                                    6.56%           8.01%           7.98%          7.85%          7.68%
  Primary capital to assets                           5.8%            6.2%            7.9%           8.0%           6.1%
  Net charge-offs to average loans                     .11%            .04%            .07%           .06%           .07%
  Allowance for loan losses to average loans           .74%            .22%            .15%           .14%           .08%

(1) Includes charges for declines in net realizable value of direct investments in real estate and investment securities of $200,000, $2,463,000 and $625,000 in fiscal 1995, 1994 and 1992, respectively.

            PROSPECTUS                                PROXY STATEMENT
                OF                                          OF
       OLD NATIONAL BANCORP                  FIRST UNITED SAVINGS BANK, f.s.b.


                      ----------------------------------

                       ANNUAL MEETING OF SHAREHOLDERS OF
                       FIRST UNITED SAVINGS BANK, f.s.b.
                         TO BE HELD ON OCTOBER 31, 1995

                      ----------------------------------


                              GENERAL INFORMATION

   This Proxy Statement is furnished to the shareholders of FUSB in connection with the solicitation by the Board of Directors of FUSB of proxies for use at the Annual Meeting of Shareholders to be held on October 31, 1995, at 2:00 p.m., local time, at the main office of the FUSB located at One North Locust Street, Greencastle, Indiana 46135. This Proxy Statement is first being mailed to FUSB
shareholders on October   , 1995.

   The purposes of the Annual Meeting of Shareholders are to (1) consider and vote upon the Agreement, under the terms of which FUSB will affiliate with ONB and each outstanding share of FUSB Common Stock will be converted into the right to receive .8925 of a share of ONB Common Stock, as adjusted for the 5% stock dividend issued by ONB on February 10, 1995, and subject to further adjustment, if any, as described hereinafter; (2) elect two Directors of FUSB for terms expiring in 1998, subject to earlier termination as a consequence of the Affiliation; and (3) transact such other business which may properly be presented at the Annual Meeting or any adjournment thereof.

   Only holders of FUSB Common Stock of record at the close of business on September 8, 1995 ("Record Date") are entitled to notice of, and to vote at, the Annual Meeting. There were 546,550 shares of FUSB Common Stock outstanding on the Record Date, which were held of record by approximately 369 shareholders. A majority of outstanding shares of Common Stock of FUSB entitled to vote, represented in person or by proxy, at the Annual Meeting is necessary for a quorum. Shareholders who abstain, cast broker non-votes or withhold authority to vote on one or more Director nominees will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present.

   The affirmative vote of the holders of at least two-thirds of the outstanding shares of FUSB Common Stock is required for approval of the Agreement, for which matter each share of FUSB Common Stock is entitled to one vote. In this regard, it is expected that the members of the Board of Directors and executive officers of FUSB will vote all of their shares of FUSB Common Stock in favor of the Agreement. Directors will be elected upon receipt of a plurality of affirmative votes cast at the Annual Meeting. See "ELECTION OF FUSB DIRECTORS." In the election of Directors, every holder of a share of FUSB Common Stock has the right to vote his shares cumulatively. Under cumulative voting, the number of shares a shareholder is entitled to vote multiplied by the number of Directors to be elected represents the number of votes he may cast at such election, and he may cast all such votes for one candidate or distribute them among any two or more candidates.

   The cost of soliciting proxies will be borne by FUSB. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and certain employees of FUSB, who will not be specially compensated for such soliciting.

   The shares represented by proxies properly signed and returned will be voted at the Annual Meeting as instructed by the shareholders of FUSB giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted FOR approval of the Agreement described in this Proxy Statement, FOR election of the slated Directors and in accordance with the recommendation of the Board of Directors of FUSB with respect to any other matter which may properly be presented at the Annual Meeting. Unless otherwise specified on the accompanying proxy, it is the intention of the persons named in the proxy to cast one vote per share for each of the Director nominees named herein. However, such persons reserve the right to vote each proxy cumulatively and for the election of fewer than all of the nominees for Directors, but they do not intend to do so unless candidates other than those Director nominees named herein are proposed at the Annual Meeting by persons other than the Board of Directors.

   Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of a proxy will not affect a shareholder's right to vote in person if he or she attends the Annual Meeting. Revocation may be made by a later dated proxy delivered to FUSB, by written notice delivered to the Secretary of FUSB prior to the Annual Meeting, or by written notice delivered to the Secretary of FUSB at the Annual Meeting. To be effective, any revocation must be received before the proxy is exercised.


                              PROPOSED AFFILIATION

   At the Annual Meeting, shareholders of FUSB will consider and vote upon the Agreement, certain features of which are summarized below. The following summary of certain aspects of the Agreement does not purport to be a complete description of the terms and conditions of the Agreement and is qualified in its entirety by reference to the Agreement, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

DESCRIPTION OF THE AFFILIATION

   The Affiliation involves three sequential steps, the purposes of which are to divide the operations of FUSB geographically within the ONB organization and to enable FUSB to affiliate with ONB. Notwithstanding that the Affiliation involves three sequential steps, the shareholders of FUSB of record upon consummation (excluding Greenmark, which will have its 1,000 shares canceled on the effective date) will be entitled to receive as their sole consideration in the Affiliation .8925 of a share of ONB Common Stock, as adjusted for the 5% stock dividend issued by ONB on February 10, 1995, in exchange for each share of FUSB Common Stock held, subject to further adjustments as set forth in the Agreement. See "PROPOSED AFFILIATION - Exchange of FUSB Common Stock." Shareholders of FUSB will not receive additional consideration for either the Asset Purchase or the Greenmark Purchase.

     (1) The Asset Purchase. In the first step of the Affiliation, First Citizens will purchase the assets and assume the liabilities of the full service branches of FUSB located in Greencastle and of the loan production office located in Danville, Indiana. In the transfer, First Citizens will pay the fair market value of the acquired assets of FUSB by assuming the liabilities associated with the Greencastle and Danville, Indiana offices of FUSB and by paying FUSB approximately
          $       in cash or other immediately available funds.  Such funds will not be distributed to shareholders of FUSB, as such shareholders will be entitled to receive solely shares of ONB in accordance with the Merger. As a result, First Citizens will continue to operate as ONB's affiliate doing business in Putnam and Hendricks Counties. The specific provisions relating to the Asset Purchase are provided for in the Purchase and Assumption Agreement attached to this Proxy Statement as Appendix B.

     (2) The Greenmark Purchase. First Citizens will then purchase the outstanding stock of Greenmark from FUSB for a purchase price of $310,000, payable by First Citizens to FUSB in cash or other immediately available funds. As permitted by Indiana law applicable to state banks, First Citizens will continue the property, casualty and crop insurance agency operations of Greenmark. It must, however, divest the life insurance operations to a third party, which will then independently market life insurance to First Citizens' customers.

     (3) The Merger. FUSB, as it exists following the foregoing steps, will immediately merge with ONB Interim Federal Savings Bank, a newly formed interim savings bank subsidiary of ONB, to create New FUSB. By reason of the merger, New FUSB will be a subsidiary of ONB. It will retain the corporate title and charter of FUSB as a federal savings bank, continuing FUSB's Bloomington operations.

     All three steps will consummate sequentially on the effective date of the Affiliation. Under the terms of the Agreement, none of the steps may consummate independently; however, for tax purposes, the Asset Purchase and Greenmark Purchase must consummate prior to the Merger.


     ONB determined that New FUSB should continue to operate as a federal savings bank in order to avoid certain adverse federal income tax consequences which would have resulted to ONB had the surviving institution been a commercial bank. ONB also determined that New FUSB should maintain its principal office in Bloomington, Indiana because no affiliate bank of ONB currently has an office in Bloomington. The Greencastle and Danville, Indiana offices of FUSB will be combined with First Citizens for operational efficiency reasons since First Citizens, an existing affiliate bank of ONB, already had offices and extensive operations in the Greencastle area.

     One of the principal business reasons that ONB and FUSB structured the Affiliation into the three separate steps described above was to accomplish the ultimate corporate structure that ONB desired when it determined to pursue an affiliation with FUSB. This structure entailed combining the operations of FUSB in Greencastle and Danville into the existing operations of First Citizens and establishing a new presence in Bloomington. The Affiliation was structured in this manner so as to avoid certain potential adverse federal income tax consequences to ONB following consummation. Another reason for the Affiliation's structure was regulatory convenience in that ONB believed that the three-step structure would more likely result in the regulatory approvals for the Affiliation being obtained with fewer antitrust law implications.

     As of June 30, 1995, FUSB had consolidated assets of $142.0 million, consolidated deposits of $112.3 million, consolidated shareholders' equity of $9.2 million and consolidated net income for the six calendar months then ended of $1.6 million. Based upon the pro forma financial information included elsewhere in this Proxy Statement and assuming that the Affiliation had been consummated on June 30, 1995, FUSB represented as of such date 3.21% of the consolidated assets of ONB, 3.12% of its consolidated deposits, 2.33% of its consolidated shareholders' equity and, for the six month period ended June 30, 1995, 6.58% of its consolidated net income. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

STOCK OPTION AGREEMENT

     At the time of execution of the Agreement, ONB and FUSB entered into a Stock Option Agreement dated as of September 29, 1994, as amended as of June 29, 1995 ("Stock Option Agreement"), pursuant to which FUSB granted an irrevocable option ("Option") to ONB to purchase up to such number of shares of FUSB Common Stock, which will, immediately following the exercise of the Option in its entirety, aggregate twenty-four and 80/100 percent (24.80%) of the issued and outstanding shares of FUSB Common Stock ("Option Shares") at a price per Option Share ("Purchase Price") equal to $26.50 per Option Share. Assuming ONB could have exercised the Option on September 8, 1995, it could have purchased up to 180,245 shares of FUSB Common Stock.

     The Stock Option Agreement provides that ONB may exercise the Option only if any of the following events has occurred: (i) the acquisition by any person or group of persons, other than ONB or any of its subsidiaries, of beneficial ownership of fifteen percent (15%) or more of the outstanding shares of FUSB Common Stock; (ii) the making by any person or group of persons, other than ONB or any of its subsidiaries, of a tender or exchange offer for fifteen percent (15%) or more of the shares of FUSB Common Stock if such person or group of persons has announced its opposition to the Affiliation or an intention not to vote in favor of the Affiliation or if such person or group of persons has announced its intention to enter into or entered into, an agreement to effect a merger, consolidation, share exchange or other combination with FUSB; or (iii) the acceptance by FUSB of any firm proposal, however conditional or future, by any person or group of persons, other than ONB or any of its subsidiaries, to:
(a) acquire FUSB by merger, consolidation, purchase of all or substantially all of FUSB's assets or capital stock or any other similar transaction, or (b) make a tender or exchange offer described in (ii) above.

     If the conditions to exercise of the Option have been met, the Option may be exercised by ONB in whole or in part at any time prior to January 31, 1996, provided, however, that the Option will automatically expire if the Affiliation is consummated as contemplated by the Agreement. In the event that ONB exercises the Option, the option fee of $1,000 previously paid by ONB to FUSB will be applied against the Purchase Price of the Option Shares. ONB must receive the prior approval of the OTS before it exercises the Option. Additionally, ONB may not acquire more than 5% of the outstanding shares of FUSB Common Stock without the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended.

     The Stock Option Agreement provides that in the event that ONB has purchased all of the Option Shares pursuant to the Stock Option Agreement, ONB may require FUSB to pay ONB an amount in cash equal to the highest price paid or to be paid by any person or group of persons for any share of FUSB Common Stock (or the aggregate consideration paid for the assets of FUSB divided by the number of shares of FUSB Common Stock then outstanding), as the case may be, multiplied by the total number of Option Shares, plus interest at the rate of eight percent (8%) per annum from the date of the purchase of the Option Shares through the date of such repurchase. Additionally, the value of any such price or consideration other than cash will be determined, in the case of consideration with a readily-ascertainable market value, on the basis of such market value and, in the case of any other consideration, by agreement between ONB and FUSB.

     The Stock Option Agreement provides that in the event the Option is exercised by ONB and the Agreement is terminated in accordance with the terms thereof, FUSB will have the right to purchase, and ONB will have the right to require FUSB to purchase, for cash, all of the Option Shares purchased by ONB pursuant to the Stock Option Agreement. The purchase price for such Option Shares will be calculated in the manner described in the previous paragraph.

     The Option could have the effect of discouraging persons who now or prior to the effective date of the Affiliation might be interested in acquiring all or a significant interest in FUSB from considering or proposing such an acquisition, even if such persons were prepared to pay more consideration per share for FUSB Common Stock than the consideration per share payable under the Agreement.

BACKGROUND OF AND REASONS FOR THE AFFILIATION

     Until 1985 Indiana banking laws prohibited banks located in Indiana from expanding outside of their home counties. Moreover, until 1989 federal law prohibited affiliations between healthy savings and loan associations and banks or bank holding companies. The changes since that time have been swift, first permitting in-state acquisitions of banks by bank holding companies, then permitting regional interstate acquisitions and finally permitting virtual nationwide expansion opportunities, including cross-industry acquisitions.
These developments stimulated aggressive acquisition activity among financial institutions located in Indiana and neighboring states, resulting in the entry of large bank holding companies into virtually every attractive market in the midwestern United States. Moreover, developments and deregulation in the industry generally have led to further increases in competition for financial institution services. Compounded by the significant increase in regulatory burdens over the past several years, these competitive factors have created an environment in which it is increasingly difficult for community organizations such as FUSB to achieve the economies of scale necessary to compete effectively.

     In April of 1994, FUSB received an unsolicited indication of interest from a bank holding company regarding an affiliation with FUSB. Partly in response to this unsolicited proposal and after an evaluation of the competitive and regulatory factors described above and other financial, legal, economic and market considerations, FUSB engaged McDonald & Company in June of 1994, to contact a number of institutions on behalf of FUSB which might be interested in a business combination with FUSB. During June and July of 1994, 24 bank and thrift holding companies were contacted by McDonald & Company. The institutions contacted included companies which FUSB and McDonald & Company believed would have a strategic interest in FUSB and the financial ability to acquire FUSB and companies that expressed an interest in a business combination following FUSB's public announcement of its evaluation of strategic alternatives and were deemed to have the financial ability to pursue such a transaction. On June 27, 1994, FUSB announced that it had hired McDonald & Company to assist it in locating a financial institution with whom it might affiliate and, as a result of that announcement, received inquiries from a number of other financial institutions. Twenty-two of those institutions executed confidentiality agreements, after which they were provided selected confidential information regarding FUSB.

As a result of these contacts, seven institutions submitted written proposals during July of 1994, and four were offered the opportunity to conduct a due diligence investigation of FUSB.

     Final proposals were submitted by three of these institutions, including ONB, in September of 1994. At a Board of Directors meeting held on September 16, 1994, FUSB, with the assistance of McDonald & Company and legal counsel, analyzed each proposal and determined that the proposal submitted by ONB provided the best opportunity for FUSB and its shareholders. As a result, the directors authorized McDonald & Company and its legal counsel to proceed with negotiations on behalf of FUSB for a definitive agreement with ONB.

     On the evening of September 29, 1994, the agreement was approved by both parties and a press release regarding the execution of that agreement was issued the next day. At the September 29, 1994 meeting of the FUSB Board, McDonald & Company rendered its oral opinion, which was subsequently delivered in writing, to the effect that, as of that date, the Exchange Ratio pursuant to the Affiliation was fair, from a financial point of view, to the holders of FUSB Common Stock. On the same date, FUSB granted ONB an option to acquire 24.8% of its Common Stock, in order to protect ONB's proposed affiliation with FUSB from other interested parties.

     After review of regulatory considerations regarding the proposed transaction, ONB and FUSB determined that it was in the best interests of the parties to structure the transaction in the steps comprised of the Asset Purchase, Greenmark Purchase and the Merger. To reflect this structure, the parties amended and restated the original agreement on June 29, 1995, and entered into the Purchase and Assumption Agreement relating to the Asset Purchase and Greenmark Purchase, annexed hereto as Appendix B.

     In determining to pursue the Affiliation, the Board of Directors of FUSB specifically considered financial, managerial and other information regarding ONB and its affiliate banks. In particular, the Board of Directors of FUSB evaluated the respective businesses, financial condition and future prospects of FUSB and ONB. The earnings history and stock performance of ONB were carefully reviewed and discussed with McDonald & Company with a view towards the investment potential for shareholders of FUSB.

     Among other items considered in this evaluation were the prospects of FUSB and ONB, as separate institutions and as combined; the compatibility of ONB's affiliate bank markets to those of FUSB; the anticipated tax-free nature of the Affiliation to FUSB shareholders receiving solely ONB Common Stock in exchange for their shares of FUSB Common Stock; the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both; regulatory requirements; relevant price information involving recent comparable bank acquisitions which occurred in the Midwest United States; an analysis of alternatives to affiliating with ONB, including other potential acquirors; the fact that the consideration to be received in the Affiliation by FUSB shareholders reflects a significant premium for FUSB Common Stock over the market prices at which such stock had traded in the weeks prior to the public announcement relating to the retention of McDonald & Company and the Affiliation on July 27, 1994 and September 30, 1994, respectively; the competitive process undertaken by FUSB with the assistance of McDonald & Company and the expressions of interest made by other financial institutions; the value implicit in the Exchange Ratio in relation to book value and earnings of FUSB and the dividend rate that FUSB shareholders who become ONB shareholders would be expected to enjoy as a result of the Affiliation; the terms of the Agreement; and McDonald & Company's fairness opinion.

     The Board of Directors of FUSB also considered the impact of the Affiliation on its customers and employees and the communities it serves. ONB's historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of FUSB s employees within ONB or one of its affiliates. The Board of

Directors of FUSB examined ONB's continuing commitment to the communities served by institutions previously acquired by ONB. Further, from the standpoint of customers, it was anticipated that more products and services would become available because of ONB's greater resources.

     Based upon the foregoing factors, the Board of Directors concluded that it was advantageous to affiliate with ONB. The importance of the various factors relative to one another cannot be precisely determined or stated.

OPINION OF FINANCIAL ADVISOR TO FUSB

     FUSB retained McDonald & Company to act as its financial advisor in connection with the Affiliation. McDonald & Company participated with management of FUSB in negotiating the terms of the Affiliation. Representatives of McDonald & Company attended meetings of FUSB's Board of Directors in connection with the evaluation of a possible business combination with another financial institution and in connection with the evaluation of the Affiliation, including the meeting held on September 29, 1994 at which time the Affiliation was approved. At such meeting, representatives of McDonald & Company made an oral presentation to FUSB's Board and reviewed with the Directors the various aspects of the Affiliation, including the financial terms and conditions thereof.

     At the September 29, 1994 meeting of FUSB's Board, McDonald & Company rendered its oral opinion to the effect that, as of that date, the Exchange Ratio pursuant to the Affiliation was fair, from a financial point of view, to the holders of FUSB Common Stock. In addition, McDonald & Company has delivered its written opinion to FUSB's Board dated as of September 29, 1994 and as of the date of this Proxy Statement stating that, as of September 29, 1994 and as of the date of this Proxy Statement, the Exchange Ratio pursuant to the Affiliation is fair, from a financial point of view, to the holders of FUSB Common Stock. McDonald & Company has consented to the inclusion herein of the summary of its opinion to FUSB's Board dated September 29, 1994 and to the reference to the entire opinion dated as of the date of this Proxy Statement attached hereto as Appendix C.

     THE FULL TEXT OF MCDONALD & COMPANY'S FAIRNESS OPINION ("OPINION"), DATED AS OF THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. FUSB SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. MCDONALD & COMPANY HAS NOT MADE OR SOUGHT TO OBTAIN APPRAISALS OF FUSB'S ASSETS IN RENDERING THE OPINION. NEITHER FUSB NOR ONB PLACED ANY LIMITATION UPON MCDONALD & COMPANY WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED BY MCDONALD & COMPANY IN RENDERING THE OPINION. THE OPINION IS DIRECTED SOLELY TO THE BOARD OF DIRECTORS OF FUSB AND CONCERNS ONLY THE CONSIDERATION PROVIDED FOR IN THE AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF FUSB'S SHAREHOLDERS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION INCLUDED IN APPENDIX C HERETO.

     In arriving at its opinion, McDonald & Company reviewed, among other things, the Agreement together with exhibits and schedules thereto, certain publicly available information relating to the business, financial condition and operations of FUSB and ONB as well as certain other non-public information primarily financial in nature, furnished to it by FUSB and ONB relating to the respective businesses, earnings, assets, financial forecasts and prospects. McDonald & Company also held discussions with members of senior management of FUSB and ONB concerning their respective businesses, assets, financial forecasts and prospects. McDonald & Company also reviewed certain publicly available information concerning the trading of, and the trading market for, FUSB Common Stock and ONB Common Stock and certain publicly available information concerning comparable companies and transactions, all as more fully set forth in its opinion.

     McDonald & Company was not engaged to and did not conduct a physical inspection of any of the assets, properties or facilities of either FUSB or ONB, and was not engaged to do and has not made, obtained or been furnished with any independent evaluation or appraisal of any such assets, properties or facilities or any of the liabilities of FUSB or ONB. McDonald & Company has assumed and relied, without independent investigation, upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of FUSB and ONB contained in the Agreement, and has not independently attempted to verify any such information. McDonald & Company has also assumed that all of the conditions to the Affiliation as set forth in the Agreement, including the tax-free treatment of the Affiliation to the shareholders of FUSB Common Stock, would be consummated on a timely basis in the manner contemplated by the Agreement. No limitations were imposed by FUSB upon McDonald & Company with respect to the scope of its investigation nor were any specific instructions given to McDonald & Company in connection with its opinion.

     In connection with rendering its opinion dated September 29, 1994, McDonald & Company considered a variety of financial analyses which are summarized below. McDonald & Company believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors may create an incomplete view of the analytical process underlying McDonald & Company's opinion. In its analyses, McDonald & Company made numerous assumptions with respect to industry performance, business and economic conditions, and other matters. Any estimates contained in McDonald & Company's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     The following is a summary of selected analyses considered by McDonald & Company in connection with McDonald & Company's opinion dated September 29, 1994:

     COMPARISON WITH SELECTED COMPANIES. McDonald & Company compared the financial performance and stock market valuation of FUSB with corresponding data for the following selected thrifts: First Financial Bancorp, Inc., Glenway Financial Corp., Haverfield Corporation, LGF Bancorp, Inc., SuburbFed Financial Corp., Security Savings Bank, FSB, and United Financial Bancorp. In addition, McDonald & Company compared such data of ONB with the following selected banking companies: Citizens Banking Corporation, Commerce Bancshares, Inc., Chemical Financial Corporation, FirstMerit Corp., First Commerce Bancshares, First Financial Bancorp, FirsTier Financial, Inc., Fort Wayne National Corp., Hawkeye Bancorporation, Mid-America Bancorp, Mid Am, Inc., Peoples First Corporation, Park National Corp., and Star Banc Corp. At the time, none of the companies listed above had announced a merger transaction or disclosed a possible interest in pursuing a possible merger transaction which would have significantly affected its stock market valuation.

     PRO FORMA MERGER ANALYSES. McDonald & Company analyzed the changes in per share amount of earnings, book value and indicated dividend represented by one share of FUSB Common Stock after the Affiliation. The analysis was performed on the basis of financial information for both companies as of and for the twelve months ended June 30, 1994, December 31, 1993, and December 31, 1992. The analysis indicated, among other things, that exchanging one share of FUSB Common Stock at the Exchange Ratio for shares of ONB Common Stock on a pro forma basis would have resulted in a 59.5% increase in earnings per share for each share of FUSB Common Stock for the twelve months ended December 31, 1993, an 18.6% decrease in book value per share for each share of FUSB Common Stock as of June 30, 1994, and a 225.0% increase in dividends per share of FUSB Common Stock based on FUSB's and ONB's indicated annual dividend rate as of September 29, 1994.

     ANALYSIS OF SELECTED MERGER TRANSACTIONS. McDonald & Company reviewed four groups of selected pending thrift transactions involving (i) selling thrifts with total assets less than $400 million, (ii) selling thrifts having a tangible equity to assets ratio of more than 6.00%, (iii) selling thrifts having a return on assets of less than 0.70%, and (iv) selling thrifts having non-performing assets as a percent of total assets less than 2.00%. McDonald & Company reviewed the ratios of the offer value to stated book value and tangible book value, the multiple of the last twelve months earnings of the acquired company, and the ratio of the offer value to assets in each such transaction and computed mean and median ratios and multiples for each group. The calculations yielded ranges of median ratios of price to stated book value and tangible book value of 131% to 168% and 133% to 169%, respectively. Median multiples of earnings among the four groups ranged from 13.7x to 17.7x, and median ratios of offer value to assets ranged from 10.0% to 14.6%. Based on the Exchange Ratio and the ONB equivalent price per share as of September 29, 1994 of $36.50, the ratio of price to stated book value and tangible book value were 171% and 177%, respectively. The multiple of price to last twelve months earnings before extraordinary charges of FUSB through June 30, 1994 was 32.0x and the ratio of price to assets at June 30, 1994 was 13.5%.

     NO COMPANY OR TRANSACTION USED IN THE ABOVE ANALYSES AS A COMPARISON IS IDENTICAL TO FUSB, ONB, OR THE AFFILIATION. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING NECESSARILY INVOLVES COMPLEX CONSIDERATIONS AND JUDGEMENTS CONCERNING THE DIFFERENCES IN FINANCIAL AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VALUES OR ACQUISITION VALUES OF THE COMPANIES TO WHICH THEY ARE BEING COMPARED. MATHEMATICAL ANALYSIS (SUCH AS DETERMINING THE MEAN OR MEDIAN) IS NOT, IN ITSELF, A MEANINGFUL METHOD OF USING COMPARABLE COMPANY OR COMPARABLE TRANSACTION DATA.

     DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, McDonald & Company estimated the present value of the future streams of after-tax cash flows that FUSB could produce over a five year period from 1995 through 1999, under various assumptions, based upon FUSB management's forecasts. McDonald & Company estimated the terminal value of FUSB after the five year period by applying an estimated perpetual growth rate to the terminal year's projected after-tax cash flow and then applied to this, multiples ranging from 9x to 11x. The cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding the required rates of return of prospective buyers of FUSB. On the basis of such varying assumptions, this discounted cash flow analysis indicated a reference range of $20.67 to $27.92 per share of FUSB Common Stock. This analysis was based upon management projections including variations and assumptions made by McDonald & Company which included adjustments to reflect the anticipated effects of potential merger-related cost savings estimated by FUSB, as well as the effects of the potential tax liability for conversion of FUSB Savings Bank to a commercial bank charter. Management's projections are based upon many factors and assumptions, many of which are beyond the control of FUSB or ONB. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the process at which any securities may trade at the present time or at any time in the future.

     In performing its analyses, McDonald & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by McDonald & Company are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as part of McDonald & Company's opinion. The term "fair from a financial point of view" is a standard phrase contained in investment banker fairness opinions and refers to the fact that McDonald & Company's opinion as to the fairness of the Exchange Ratio is addressed solely to the financial attributes of the Exchange Ratio. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, McDonald & Company's fairness opinion and presentation to the FUSB Board of Directors were one of many factors taken into consideration by the FUSB Board of Directors in making its determination to approve the Agreement. Consequently, the McDonald & Company analyses described above should not be viewed as determinative of the FUSB Board of Directors' conclusions with respect to the value of FUSB or of the decision of the FUSB Board of Directors to agree to the Exchange Ratio.

     McDonald & Company's opinions are based on economic and market conditions and other circumstances existing on, and information made available as of, the date of such opinion. In addition, the opinions do not address FUSB's underlying business decision to effect the Affiliation or any other terms of the Affiliation. McDonald & Company is not rendering any opinion as to the value of FUSB Common Stock or ONB Common Stock at the Effective Time.

     In connection with its opinion dated as of the date of this Proxy Statement, McDonald & Company performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered therewith.

     McDonald & Company, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. McDonald & Company has extensive experience with the valuation of financial institutions. FUSB's Board of Directors selected McDonald & Company as its financial advisor because of McDonald & Company's industry expertise with respect to financial institutions and because of McDonald & Company's industry experience in transactions similar to the Affiliation. McDonald & Company is not affiliated with either FUSB or ONB.

     In the ordinary course of business, McDonald & Company makes a market in FUSB Common Stock and ONB Common Stock and may actively trade the securities of FUSB and ONB for its own account and for the accounts of its customers. Accordingly, at any time McDonald & Company may hold a long or short position in such securities. In addition, McDonald & Company from time to time has provided investment banking services to FUSB and may provide such services to ONB in the future.

     For its services as financial advisor, FUSB has paid McDonald & Company a retainer of $15,000 and a fee of $35,000 upon the rendering of McDonald & Company's September 29, 1994 fairness opinion. Additional fees equal to approximately $189,000 will be payable to McDonald & Company upon consummation of the Affiliation. FUSB has also agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses, which are estimated not to exceed $15,000, and to indemnify McDonald & Company against certain liabilities, including certain liabilities under federal securities laws.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF FUSB HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FUSB APPROVE THE AGREEMENT.

     Certain members of the management and Board of Directors of FUSB have interests in the Affiliation that are in addition to those of FUSB shareholders generally. See "Interests of Certain Persons in the Affiliation" and "Management, Personnel and Operations After the Transaction."

EXCHANGE OF FUSB COMMON STOCK

     Under the terms of the Agreement, shareholders of FUSB of record upon consummation of the Affiliation (excluding Greenmark, which will have its 1,000 shares canceled on the effective date) will be entitled to receive .8925 of a share of ONB Common Stock, as adjusted for the 5% stock dividend issued by ONB on February 10, 1995, in exchange for each share of FUSB Common Stock held, subject to further adjustment if the Average Price Per Share (as defined below) is more than ten percent above or below $34.7619 or in the event of a recapitalization of ONB. The Agreement may not be terminated solely due to changes in the closing prices of ONB Common Stock. As a result of the ten percent limitation:

     (1) Increase in Average Price Per Share. If the Average Price Per Share of ONB Common Stock exceeds $38.2381, then the exchange ratio will be adjusted such that each issued and outstanding share of FUSB Common Stock will be converted into the right to receive a fraction of a share of ONB Common Stock determined by dividing $34.1275 by the Average Price Per Share of ONB Common Stock.

     (2) Decrease in Average Price Per Share. Similarly, if the Average Price Per Share of ONB Common Stock is less than $31.2857, then the exchange ratio will be adjusted such that each issued and outstanding share of FUSB Common Stock will be converted into the right to receive a fraction of a share of ONB Common Stock determined by dividing $27.9225 by the Average Price Per Share of ONB Common Stock.

     (3) Less Than Ten Percent Change. If the Average Price Per Share of ONB Common Stock is not less than $31.2857 nor more than $38.2381, then there will be no adjustment to the exchange ratio.

The "Average Price Per Share" of ONB Common Stock is defined in the Agreement as the average of the per share closing prices of ONB Common Stock, as reported on the NASDAQ National Market System, for the first five (5) business days on which shares of ONB Common Stock are traded within the ten (10) calendar days immediately preceding the effective date of the Affiliation. Each Average Price Per Share of ONB Common Stock discussed above has been adjusted to reflect the 5% stock dividend issued by ONB on February 10, 1995.

     As of September   , 1995, the closing price of ONB Common Stock was $
per share, as reported by the NASDAQ National Market System. If the Affiliation had been consummated on that date, the number of shares of ONB Common Stock
exchanged in the merger would have been       , with an aggregate market
value of approximately $    million.  The shares of ONB Common Stock exchanged
in the merger will be newly issued shares of ONB Common Stock.

     No fractional shares of ONB Common Stock will be issued to shareholders of FUSB in connection with the Affiliation. Each shareholder of FUSB who otherwise would be entitled to a fractional interest in a share of ONB Common Stock as a result of the Exchange Ratio will be paid a cash amount equal to such fractional interest multiplied by the Average Price Per Share of ONB Common Stock.

     In connection with the Affiliation, Directors and executive officers of FUSB who hold outstanding options to purchase FUSB Common Stock are required to exercise such options prior to consummation. Accordingly, those shares will be exchanged for ONB Common Stock on the same terms disclosed above.

     After the effective time of the Affiliation, stock certificates previously representing FUSB Common Stock will represent only the right to receive shares of ONB Common Stock and cash for any fractional shares. Following the effective date of the Affiliation and prior to the surrender by holders of FUSB of their stock certificates to ONB for exchange, such holders will not be entitled to receive payment of dividends or other distributions declared on shares of ONB Common Stock. Upon the subsequent exchange of such certificates, however, any accumulated dividends or other distributions previously declared and withheld on the shares of ONB Common Stock will be paid, without interest. At the effective date of the Affiliation, the stock transfer books of FUSB will be closed and no transfers of shares of FUSB Common Stock will thereafter be made. If, after the effective date, certificates representing shares of FUSB Common Stock are presented for registration or transfer, they will be canceled and exchanged for shares of ONB Common Stock.

     Distribution of stock certificates representing shares of ONB Common Stock and any cash payment for fractional shares (without interest) will be made, after the effective date of the Affiliation, to each former shareholder of FUSB within ten (10) business days following the shareholder's delivery to ONB of his or her certificate(s) representing shares of FUSB Common Stock. Instructions as to delivery of FUSB stock certificates to ONB will be sent to each FUSB shareholder shortly after the effective date of the Affiliation.

NO DISSENTERS OR APPRAISAL RIGHTS

     In connection with the Affiliation, shareholders of FUSB do not have the statutory right to dissent and require appraisal of their shares of FUSB Common Stock and to receive cash instead of ONB Common Stock in exchange for their shares of FUSB Common Stock. Federal law applicable to FUSB excepts transactions from dissenters rights provisions when the stock held by shareholders is listed on the NASDAQ as of the date of the shareholder meeting and when the stock being offered is listed as of the effective date. FUSB Common Stock and ONB Common Stock, respectively, meet these tests. Shareholders of FUSB who would otherwise dissent to the Affiliation may sell their shares of ONB Common Stock in the open market at the market price following the effective date.

RESALE OF ONB COMMON STOCK BY FUSB AFFILIATES

     No restrictions on the sale or transfer of the shares of ONB Common Stock issued in the Affiliation will be imposed solely as a result of the Affiliation, other than restrictions on the transfer of such shares issued to any FUSB shareholder who may be deemed to be an "affiliate" of FUSB for purposes of Rule 145 under the Securities Act. Directors, executive officers and 10% shareholders are generally deemed to be affiliates for purposes of Rule 145.

     The Agreement provides that FUSB will provide ONB with a list identifying each affiliate of FUSB. The Agreement also requires that each FUSB affiliate deliver to ONB, prior to the effective date of the Affiliation, a written agreement to the effect that such affiliate (1) has not sold, pledged, transferred, disposed of or otherwise reduced the affiliate's market risk with respect to the shares of FUSB Common Stock directly or indirectly owned or held by such person during the thirty (30) day period prior to the effective date, and (2) will not sell, pledge, transfer or otherwise dispose of or reduce the affiliate's market risk with respect to the shares of ONB Common Stock to be received by such person pursuant to the Agreement (i) until such time as financial results covering at least thirty (30) days of combined operations of FUSB and ONB have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies and (ii) unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act. The certificates representing ONB Common Stock issued to FUSB affiliates in the Affiliation may contain a legend indicating these resale restrictions.

     This is only a general statement of certain restrictions regarding the sale or transfer of the shares of ONB Common Stock to be issued in the Affiliation. Therefore, those shareholders of FUSB who may be deemed to be affiliates of FUSB should consult with their legal counsel regarding the resale restrictions that may apply to them.

CONDITIONS TO CONSUMMATION

     Consummation of the Affiliation is conditioned upon, among other items, (1) approval of the Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of FUSB Common Stock, (2) receipt by ONB and FUSB of all applicable regulatory approvals required for each step of the Affiliation, (3) receipt of an Internal Revenue Service letter ruling or opinion of counsel with respect to certain federal income tax matters, (4) the issuance by McDonald & Company of a written fairness opinion stating that the terms of the Affiliation are fair to the shareholders of FUSB from a financial point of view dated as of the date hereof and confirmed as of the effective date, (5) receipt by ONB of certain undertakings from affiliates of FUSB, (6) receipt by ONB and FUSB of certain officers' certificates and legal opinions, (7) the accuracy at the effective date of the Affiliation of representations and warranties contained in the Agreement, (8) the fulfillment of certain covenants and mutual agreements set forth in the Agreement and (9) the exercise of all stock options held by officers and directors of FUSB prior to the effective date. While the three steps of the Affiliation will consummate on the effective date, it is a condition of the Affiliation imposed for tax purposes that the Asset Purchase and the Greenmark Purchase consummate prior to the Merger. The conditions to consummation of the Affiliation, which are more fully enumerated in the Agreement, are requirements subject to unilateral waiver by the party entitled to the benefit of such conditions, as set forth in the Agreement.

TERMINATION

     The Agreement may be terminated before consummation of the Affiliation by either ONB or FUSB (as set forth in the Agreement) if, among other reasons, (1) there has been a misrepresentation or a breach of any representation or warranty set forth in the Agreement by FUSB or ONB which has had or could be expected to have a material adverse effect on the financial condition, results of operations, business, prospects, assets or capitalization of FUSB or ONB, or in the number of issued and outstanding shares of FUSB, (2) ONB or FUSB has breached or failed to comply with any covenant or mutual agreement set forth in the Agreement, (3) consummation of the Affiliation has become inadvisable or impracticable due to the commencement or threat of any claim, litigation or proceeding against ONB, FUSB, First Citizens or any subsidiary of ONB or of FUSB, or any officer or director of either relating to the Agreement or which is likely to have a material adverse effect on the financial condition, results of operations, business, prospects, assets or capitalization of ONB or FUSB, each on a consolidated basis, (4) there has been a material adverse change in the financial condition, results of operations, business, prospects, assets or capitalization of ONB or FUSB, each on a consolidated basis, as of the effective date of the Affiliation as compared to that in existence as of June 30, 1994,
(5) ONB's accountants conclude that ONB cannot utilize the pooling-of-interests method of accounting for the Affiliation, or (6) consummation of the Affiliation has not occurred by January 31, 1996. Further, ONB may terminate the Affiliation if it reasonably determines that a term or condition imposed by a regulatory agency in connection with antitrust implications of the Asset Purchase would so materially and adversely impact the anticipated financial condition or results of operations of New FUSB or First Citizens on a consolidated basis with ONB as to render consummation unacceptable or otherwise imprudent, or the Affiliation is not able to be consummated because of governmental disapproval or a lawsuit is filed to enjoin the Affiliation on antitrust grounds. At present, ONB does not anticipate that the Asset Purchase will be subject to conditions to consummation as a result of the antitrust implications. The parties may also mutually agree to terminate the Affiliation. Upon termination for any of these reasons, the Agreement will be of no further force or effect.

RESTRICTIONS AFFECTING FUSB

     The Agreement contains a number of restrictions regarding the conduct of business of FUSB pending consummation of the Affiliation. Among other items, FUSB may not, without the prior written consent of ONB, (1) change its capital stock accounts, (2) distribute or pay any dividends, except that FUSB may pay to its shareholders its normal and customary quarterly cash dividend in amounts not to exceed $0.12 per share; provided, however, that no dividend may be paid to shareholders of FUSB during the quarter in which the Affiliation is consummated, if, during such quarter, FUSB shareholders will become entitled to receive dividends on their shares of ONB Common Stock received pursuant to the Agreement, (3) amend its Charter or By-Laws, (4) carry on its business other than substantially in the manner as conducted as of the date of the Agreement and in the ordinary course of business, or (5) negotiate or discuss with third parties relative to a merger, combination or sale of FUSB, except under certain limited circumstances.

REGULATORY APPROVALS

     Each step of the Affiliation requires regulatory approvals before the Affiliation will become effective: the Asset Purchase and Greenmark Purchase require the approvals of the Office of Thrift Supervision ("OTS"), Indiana Department of Financial Institutions and FDIC; while the Merger requires the approvals of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended and of the OTS. The Asset Purchase involves antitrust considerations because First Citizens and FUSB compete directly in Greencastle and Putnam County. ONB, however, does not anticipate that the Asset Purchase will raise significant antitrust issues. With respect to the Asset Purchase, approvals of the Indiana Department of Financial Institution and FDIC have been obtained. No other regulatory approvals have been obtained as of the date of this Proxy Statement.

     Approval of the Affiliation is not to be interpreted as the opinion of these regulatory authorities that the Affiliation is favorable to the shareholders of FUSB from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the Affiliation. Regulatory approval in no way constitutes an endorsement or a recommendation of the Affiliation by such regulatory authorities.

ACCOUNTING TREATMENT FOR THE AFFILIATION

     It is anticipated that the Affiliation will be accounted for as a "pooling-of-interests" transaction and it is a condition precedent to ONB's obligation to consummate the Affiliate that it be so treated. Under this method of accounting, shareholders of ONB and shareholders of FUSB will be deemed to have combined their existing voting common stock interests. See "SUMMARY OF SELECTED FINANCIAL DATA" and "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

EFFECTIVE DATE

     The Affiliation will become effective at the close of business on the day specified in certificates filed with the OTS, Indiana Department of Financial Institutions and FDIC. The effective date will occur on the last business day of the month during which occurs (1) the fulfillment of all conditions precedent to the Affiliation set forth in the Agreement and (2) the expiration of all waiting periods in connection with the regulatory applications filed for approval of the Affiliation.

     ONB and FUSB currently anticipate that the Affiliation will consummate during the last calendar quarter of 1995.

MANAGEMENT, PERSONNEL AND OPERATIONS AFTER THE AFFILIATION

     The Directors of FUSB elected at the Annual Meeting and serving at the effective date of the Affiliation will continue as Directors of either New FUSB or First Citizens. Following the effective date of the Affiliation, ONB, as the sole shareholder of New FUSB and First Citizens, will have the ability to elect the respective Boards of Directors; however, ONB has agreed that the former Directors of FUSB will continue as Directors for at least three years following the effective date of the Affiliation. The directors based in and around Greencastle will serve as directors of First Citizens; those based in and around Bloomington will serve as directors of New FUSB. William M. Marley, President of FUSB, will serve as Vice Chairman of First Citizens. The remaining officers of FUSB will continue as officers of either First Citizens or New FUSB after the effective date, with geographic distribution between New FUSB's Bloomington operations and First Citizens' Greencastle operations. The officers working in Greencastle and Danville at the effective date will serve as officers of First Citizens; those working in Bloomington on the effective date will serve as officers of New FUSB.

     In general, employees of FUSB will receive benefits in accordance with policies of ONB following the Affiliation. In particular, those persons who are full-time officers or employees of FUSB as of the effective date of the Affiliation, who continue as full-time officers or employees of First Citizens, New FUSB or any other subsidiary of ONB after the effective date, will receive substantially the same employee benefits on substantially the same terms and conditions that ONB may offer to similarly situated officers and employees of its banking subsidiaries from time to time, including participation in the ONB Employees' Retirement Plan ("ONB Pension Plan") and the ONB Employees' Savings and Profit Sharing Plan ("ONB Profit Sharing Plan"). In addition, years of service of an employee of FUSB prior to the effective date of the Affiliation will be credited to each such employee for purposes of eligibility under ONB's employee welfare benefit plans and for purposes of eligibility and vesting, but not for benefit accrual or contributions under the ONB Pension Plan and the ONB Profit Sharing Plan.

     Those officers and employees of FUSB who otherwise meet the eligibility requirements of the ONB Profit Sharing Plan, based upon their age and years of service for FUSB, will become participants thereunder as of the January 1st which coincides with or next follows the effective date of the termination of the employee stock ownership plan sponsored by FUSB. Those employees of FUSB who otherwise meet the eligibility requirements of the ONB Pension Plan, based upon their age and years of service, will become participants thereunder on the January 1st which coincides with or next follows the effective date of the termination of the defined benefit pension plan sponsored by FUSB. Those officers and employees who do not meet the eligibility requirements of the ONB Pension Plan or ONB Profit Sharing Plan on such dates will become participants thereunder on the first "plan entry date" (as defined in the ONB Pension Plan or the ONB Profit Sharing Plan, as the case may be), which coincides with or next follows the date on which such eligibility requirements are satisfied.

     Further, FUSB has agreed that prior to the effective date, it will amend each Director Supplemental Benefit Plan Agreement for each director of FUSB who is not in pay status as of such effective date to (1) increase the monthly allocation due under of the agreement from $350 to $700 to be effective as of the effective date of the Affiliation; (2) provide for the cessation of benefit accruals under each agreement effective as of the end of the month which coincides with or next follows the end of the three year period beginning at the effective date of the Affiliation in addition to provisions for benefit accrual cessation currently in the agreements; (3) eliminate the minimum monthly benefit provisions; and (4) provide for a lump sum cash payment of the director's account balance under the agreement payable within ten business days following the earliest of the benefit cessation date or the date the director ceases to be a director of an affiliate of ONB or the date the director attains age sixty-five.

     In addition, prior to the effective date of the Affiliation, FUSB will enter into a Director Supplemental Benefit Plan Agreement with Alan G. Stanley to (1) provide for a monthly allocation in the amount of $350 to be effective as of the effective date of the Affiliation, such monthly allocations to be made for a period ending as of the end of the month which coincides with or next follows the end of the three year period beginning at the effective date of the Affiliation; (2) provide for the cessation of benefit accruals under such agreement effective as of the end of the month which coincides with or next follows the end of the three year period beginning at such effective date of the Affiliation; and (3) provide for a lump sum cash payment of the account balance under the agreement payable within ten business days following the earliest of the benefit cessation date or the date Mr. Stanley ceases to be a director of an affiliate of ONB.

     ONB has also agreed not to reduce the monthly allocation under the Director Supplemental Benefit Plan Agreements for the three year period beginning as of the effective date of the Affiliation. During such three year period, ONB will not make any other modifications to any of the foregoing agreements (whether or not in pay status) without first receiving the written consent of the affected individual, unless otherwise required by law.

     The changes to the Director Supplemental Benefit Plans of FUSB discussed above will enable the Directors of FUSB to receive approximately the same level of director benefits (including director's fees) as they are presently receiving from FUSB for three years following the Affiliation and do not represent an increase in those benefits.

     Upon consummation of the Affiliation, ONB will cause the Employee Supplemental Benefit Plan Agreements entered into between FUSB and each of Rosa Ada Wood, Donna L. Bouslog and William M. Marley, as amended, to be terminated; provided, however, that within ten business days of the termination of such agreements, ONB must make a lump sum cash payment to each such employee equal to the amount accrued on the books and records of FUSB for the benefit of such employee on the effective date of the Affiliation. FUSB has agreed to amend each of such Employee Supplemental Benefit Plan Agreements, prior to the effective date of the Affiliation, to provide for the cessation of benefit accruals under the agreements as of such effective date and for the payment of benefits to be made in a lump sum in the event the agreement is terminated. As of June 30, 1995, approximately $12,450, $35,530, and $72,875 had been accrued under these plans for the benefit of Rosa Ada Wood, Donna L. Bouslog and William
M. Marley, respectively.

     Further, ONB will cause New FUSB or First Citizens to assume FUSB's obligations (1) to pay health insurance premiums under FUSB's health insurance plan (or another comparable plan) for Mr. Jim Ross, a former employee of FUSB, until he attains age sixty-two on September 8, 1995; (2) to pay him $586.85 per month until his death (with payments guaranteed for not less than a ten year period beginning January 1, 1991) as a supplement to his retirement benefit under the defined benefit pension plan sponsored by FUSB to a level which he would have received had he retired effective December 31, 1995; and (3) to pay him $1,041.67 per month until December 31, 2000. This covenant is made on the condition that the obligations of FUSB being assumed by ONB's affiliate bank have been fully accrued for on the books and records of FUSB, subject only to an interest expense with respect to such accrual of $300 per month.

     In connection with effecting the changes from FUSB benefit plans to ONB plans, FUSB's Retirement Plan and Employee Stock Ownership Plan will be terminated or frozen as of December 31, 1995, and FUSB's Stock Option Plan will be terminated as of the effective date of the Affiliation. Benefits under the FUSB Retirement Plan will be left in trust and payable at the times and in the amounts provided for under that Plan. Benefits under the FUSB ESOP will be distributed to participants in a lump sum or by direct rollover to the ONB Profit Sharing Plan (without any separate or segregated account for the transferred assets) or into individual retirement accounts.

INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION

     FUSB and William M. Marley, its President, entered into an employment agreement in 1986 which was renewed for one additional year on October 30, 1994. The agreement was amended in connection with the Affiliation to provide that Mr. Marley will serve as Vice Chairman following the Affiliation and to further conform his rights to employee benefits to those provided by ONB. This agreement currently terminates on March 27, 1998.

     ONB has agreed to assume certain obligations regarding retired officers and Directors and has, further, agreed to fund the Directors Supplemental Benefit Plan Agreements in existence for Directors of FUSB at increased levels for three years following the effective date, following which it will cease such funding. In connection with the Affiliation, the Employee Supplemental Benefit Plans for three FUSB employees, including William M. Marley, will be terminated and all accrued benefits thereunder will be paid to those employees in a lump sum cash payment within 10 days following consummation of the Affiliation. See "Management, Personnel and Operations after the Affiliation."

     Further, ONB has agreed to provide extended indemnification to the same extent provided by FUSB at the effective date to directors or officers of New FUSB and First Citizens who were directors and officers of FUSB or any subsidiaries against any and all losses in connection with or arising out of any claim which is based upon any actual or alleged act or omission occurring at or prior to the effective date. Indemnification of employees and directors following the effective date will be provided to the same extent it is provided to individuals working in similar capacities for ONB or its subsidiaries. In addition, ONB has agreed for a period of one year after the effective date to use all reasonable efforts to cause to be maintained in effect the policies of directors and officers liability insurance maintained by FUSB with respect to claims arising from facts or events which occurred before the effective date of the Affiliation. Following the effective date, ONB will provide FUSB employees who become officers of ONB or any of its subsidiaries with the same directors and officers liability insurance coverage that ONB provides to other similarly situated directors and officers of ONB and its bank subsidiaries.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax aspects of the Affiliation. This discussion does not purport to cover all federal income tax consequences relating to the Affiliation and does not contain any information with respect to state, local or other tax laws.

TAX RULING

     ONB and FUSB have requested a private letter ruling from the Internal Revenue Service ("Service") substantially to the effect that:

     (1) The merger of ONB Federal Interim Savings Bank into FUSB, with shareholders of FUSB being entitled to exchange their shares of FUSB Common Stock solely for voting common stock of ONB and cash for fractional shares will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986 (the "Code"). ONB, the Interim Savings Bank and FUSB will each be a "party to a reorganization" under Section 368(b) of the Code. The sale by FUSB of the Greencastle branch in connection with the Asset Purchase will not prevent the Affiliation from qualifying as a tax-free reorganization under (a) the continuity of interest, (b) the continuity of business enterprise or (c) the "substantially all" requirements applicable to tax-free reorganizations of this type.

     (2) The shareholders of FUSB will not recognize any gain or loss on the exchange of their FUSB stock solely for ONB voting stock.

     (3) The Interim Savings Bank will not recognize any gain or loss on its receipt of FUSB stock in exchange solely for ONB stock.

     (4) Each FUSB shareholder's basis in the ONB stock received in the exchange will equal the basis of the FUSB stock surrendered therefor.

     (5) Each FUSB shareholder's holding period for the ONB stock received in the exchange will include the holding period of the FUSB stock surrendered therefor, provided the FUSB stock was held as a capital asset on the date of the exchange.

The Service may refuse to rule on all or certain aspects of the private letter ruling request. Generally, the Service has taken the position that the Service will not rule on the tax treatment of a reorganization, even if it is an integral part of a larger transaction that involves other issues upon which the Service will rule and it is impossible to determine the tax consequences of the larger transaction without determining the tax consequences of the reorganization. However, the Service has the discretion to rule on significant subissues that must be resolved to determine whether the transaction qualifies under Code Section 368(a)(1)(A) (including transactions qualifying by reason of Code Section 368(a)(2)(E)).

     The ruling issued by the Internal Revenue Service will be based upon the assumption of certain facts to be stated in the opinion. Under the Agreement, the obligations of each of ONB and FUSB to consummate the Affiliation is conditioned upon the receipt of a tax ruling or a tax opinion from Krieg DeVault Alexander & Capehart substantially to the effect as set forth above. In the event that the Service refuses to rule on the tax-free nature of the Affiliation, the Boards of Directors of ONB and FUSB have indicated that they will rely on opinion of counsel to the same effect.

TAX CONSEQUENCES TO ONB AND FUSB

     ONB will acquire the stock of FUSB in exchange for ONB Common Stock. Consequently, based upon the assumption of certain facts to be stated in the ruling, the merger of FUSB with ONB should constitute a tax-free reorganization.

TAX CONSEQUENCES TO FUSB SHAREHOLDERS

     A FUSB shareholder who receives solely ONB Common Stock in exchange for all of the shares of FUSB Common Stock actually owned by the shareholder will not recognize any gain or loss upon such exchange for federal income tax purposes. See the following paragraph for a discussion of the tax consequences of the receipt of cash in lieu of fractional share interests of ONB Common Stock.

     A FUSB shareholder who receives cash in lieu of a fractional share interest of ONB Common Stock will be treated as having received such fraction of a share of ONB Common Stock and then as having received cash in redemption of the fractional share interest, under the provisions of Sections 302(a) and 302(b)(1) of the Code.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON THE FEDERAL INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT WITHOUT CONSIDERATION OF ANY STATE LAWS OR THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY FUSB SHAREHOLDER. THE ABOVE DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES ACQUIRED PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE RECEIVED AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES OF THE AFFILIATION TO THEM, INCLUDING THE EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND ANY OTHER TAX CONSEQUENCES.


                           COMPARATIVE PER SHARE DATA

NATURE OF TRADING MARKET

     Shares of ONB Common Stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol OLDB. On September 29, 1994, the business day immediately preceding the public announcement of the Affiliation, the closing price of ONB Common Stock reported by the NASDAQ National Market System was $35.25 per share. Both of these per share prices of ONB Common Stock reflect the 5% stock dividend issued by ONB on February 10, 1995. The following table sets forth, for the periods indicated, the high and low per share closing prices of ONB Common Stock as reported by the NASDAQ National Market System. The prices shown below have been adjusted for all stock splits and stock dividends paid by ONB.


                                   HIGH      LOW
                                 --------  --------
          1992
          ----
          First Quarter           $26-5/8   $24-3/4
          Second Quarter           26-3/8    25-3/8
          Third Quarter            27-5/8    25-3/4
          Fourth Quarter           28-1/8    26-5/8

          1993
          ----
          First Quarter           $30-3/8   $27-5/8
          Second Quarter           31-1/2    29-5/8
          Third Quarter            33-5/8    30-7/8
          Fourth Quarter           36-1/8    33-1/4

          1994
          ----
          First Quarter           $35-7/8   $34-1/2
          Second Quarter           34-3/4    34-1/4
          Third Quarter            35-1/2    34-1/4
          Fourth Quarter           35-1/4    34-3/4


          1995
          ----
          First Quarter           $35-1/4   $34-1/2
          Second Quarter           34-3/4    34
          Third Quarter
          ==============          =======   =======
           (through ________)
          ===================

     Shares of FUSB Common Stock are traded in the over-the-market and share prices are reported by NASDAQ under the symbol FUSB. On July 24, 1994, the business day prior to FUSB retaining McDonald & Company, the high and low bid prices of FUSB Common Stock were each $21.25. On September 29, 1994, the business day immediately preceding the public announcement of the Affiliation, the high and low bid prices of FUSB Common Stock reported by NASDAQ were each $20.50. On ___________, 1995, the high and low bid prices of FUSB Common Stock reported by NASDAQ were $______ and $______________ per share.

     The following table sets forth, for the periods indicated, the high and low per share bid prices of FUSB Common Stock as reported by NASDAQ, adjusted for all stock splits and stock dividends.


         YEAR ENDED JUNE 30        HIGH            LOW
         ------------------        ----            ---

         1993
         ----

         First Quarter            $13.50         $11.25
         Second Quarter            13.25          13.25
         Third Quarter             13.75          13.25
         Fourth Quarter            14.75          13.50

         1994
         ----

         First Quarter            $15.75         $14.75
         Second Quarter            16.00          14.50
         Third Quarter             14.50          13.75
         Fourth Quarter            20.25          14.00

         1995
         ----

         First Quarter            $27.50         $26.75
         Second Quarter            26.75          26.75
         Third Quarter               .              .
          (through _________)

DIVIDENDS

     The following table sets forth the per share cash dividends paid on shares of ONB Common Stock and shares of FUSB Common Stock since January 1, 1993. All dividends have been adjusted to give effect to their respective stock dividends and stock splits (if any).

                              ONB COMMON STOCK(1)    FUSB COMMON STOCK(2)
                              -------------------    --------------------
     YEAR ENDED DECEMBER 31
     ----------------------

     1993
     ----
        First Quarter                $.19                    $-0-
        Second Quarter                .19                     .20
        Third Quarter                 .19                     -0-
        Fourth Quarter                .19                     -0-

     1994
     ----
        First Quarter                $.22                     .12
        Second Quarter                .22                     .12
        Third Quarter                 .22                     -0-
        Fourth Quarter                .22                     -0-


     1995
     ----
        First Quarter                $.23                     -0-
        Second Quarter                .23                     -0-
        Third Quarter                 .                       .
         (through ________)

(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of ONB Common Stock since dividend policies are subject to the discretion of the Board of Directors of ONB, general business conditions and dividends paid to ONB by its affiliate banks. For certain restrictions on the payment of dividends on shares of ONB Common Stock, see "COMPARISON OF COMMON STOCK -- Dividend Rights."

(2) The Agreement provides that FUSB shareholders will not receive in any quarter in which the proposed Affiliation is consummated a cash dividend from both FUSB and ONB, see "COMPARISON OF COMMON STOCK -- Dividend Rights."

EXISTING AND PRO FORMA PER SHARE INFORMATION

     The following table sets forth certain historical, pro forma and equivalent information, giving effect to the pending affiliations with City National and Shawnee Bancorp. The data is based on historical financial statements and the pro forma financial information included on pages 23 through 29 and has been restated to give effect to all stock dividends, including the 5% stock dividend issued by ONB on February 10, 1995. Equivalent per share data is calculated by multiplying the pro forma ONB information by the Exchange Ratio under the Agreement.

                                                                   As Reported
                                                ---------------------------------------------
                                                  Net Income        Cash       Book Value at
     ONB                                            (Loss)        Dividends     Period End
-------------                                   -------------  -------------  ---------------
Six Months Ended
 June 30, 1995                                      $ 1.05         $ 0.46         $17.24

Year Ended December 31,
 1994                                                 2.03           0.88          16.76
 1993                                                 1.95           0.76          16.18
 1992                                                 1.88           0.72          15.00

     FUSB
-------------
Six Months Ended
 June 30, 1995                                      $ 0.14            -0-         $16.93

Year Ended December 31,
 1994                                                (3.41)          0.24          14.08
 1993                                                 1.11           0.20          20.82
 1992                                                 0.15           0.20          20.08

** 1 EXISTING AND PRO FORMA PER SHARE INFORMATION - (Continued)

                                                                   Net Income
                                       ---------------------------------------------------------------
                                          ONB               FUSB             ONB             FUSB
                                       Pro Forma(1)     Equivalent(1)     Pro Forma(2)   Equivalent(2)
                                       ------------     -------------     ------------   -------------
Six Months Ended
 June 30, 1995                              $1.03          $0.92              $1.03           $0.92

Year Ended December 31,
 1994                                        1.90           1.70               1.90            1.70
 1993                                        1.94           1.73               1.93            1.72
 1992                                        1.85           1.65               1.84            1.64

                                                                 Cash Dividends
                                       ---------------------------------------------------------------
                                          ONB               FUSB             ONB             FUSB
                                       Pro Forma(1)     Equivalent(1)     Pro Forma(2)   Equivalent(2)
                                       ------------     -------------     ------------   -------------
Six Months Ended
 June 30, 1995                              $0.46          $0.41              $0.46           $0.41

Year Ended December 31,
 1994                                        0.88           0.79               0.88            0.79
 1993                                        0.76           0.68               0.76            0.68
 1992                                        0.72           0.64               0.72            0.64



                                                                Shareholders' Equity
                                       ---------------------------------------------------------------
                                          ONB               FUSB             ONB             FUSB
                                       Pro Forma(1)     Equivalent(1)     Pro Forma(2)   Equivalent(2)
                                       ------------     -------------     ------------   -------------

As of June 30, 1995                        $17.25         $15.40             $17.20          $15.35

As of December 31, 1994                     16.71          14.91              16.61           14.82

                                                           Market Value of Common Stock
                                       ---------------------------------------------------------------
                                                                                     FUSB
                                                                          ----------------------------
                                                            ONB            Historical     Equivalent
                                                            ---            ----------     ----------

As of September 29, 1994(3)                               $35.25             $20.50          $31.46

(1) Considers the pending merger with FUSB. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

(2) Considers the pending merger with FUSB, as well as the pending mergers with City National and Shawnee Bancorp. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" and "DESCRIPTION OF ONB -- Acquisition Policy and Pending Affiliations".

(3) Represents the last business day prior to the public announcement of the proposed merger with FUSB.

                             OLD NATIONAL BANCORP
              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)


     The accompanying financial statements present a Pro Forma Condensed Combined Balance Sheet of ONB as of June 30, 1995 and Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 1995 and for the years ended December 31, 1994, 1993, and 1992.

     The Pro Forma Condensed Combined Balance Sheet as of June 30, 1995 is presented giving effect to the mergers pending as of June 30, 1995 with Shawnee Bancorp and City National and the consummated affiliations with Citizens National Bank Corporation and Oblong Bancshares, Inc., which occurred in 1995. See "DESCRIPTION OF ONB -- Acquisition Policy and Pending Affiliations."
The Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 1995 and the years ended December 31, 1994, 1993, and 1992 are presented giving effect to each of these pending mergers as of January 1 of each of the years presented.

     The pro forma information is based upon historical financial statements. The Pro Forma Condensed Combined income statements have been presented using the registrant's (ONB's) fiscal year end of December 31 and the most recent interim date. FUSB's fiscal year end is June 30. As a result, for each period Pro Forma Condensed Combined income statements have been presented, the same interim periods of FUSB's historical results have been compiled and presented. The assumptions give effect to the proposed mergers under the pooling-of-interests method of accounting. The information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and is provided for comparative purposes only. The information does not purport to be indicative of the results that actually would have occurred had the mergers been effected on January 1 of the years presented.

                              OLD NATIONAL BANCORP
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1995
                       (Unaudited - Dollars in Thousands)



                                                                                       CITY     SHAWNEE
ASSETS                               ONB(d)      FUSB    ADJUSTMENTS    PRO FORMA    NATIONAL   BANCORP   ADJUSTMENTS    PRO FORMA
                                  ----------   -------   -----------    ----------   --------   -------   -----------    ----------
Cash and due from banks...........$  179,590  $    879                  $  180,469   $  2,507   $ 1,270                  $  184,246

Money market investments..........     5,324     5,614                      10,938      3,150                                14,088
Investment securities............. 1,318,535     5,327                   1,323,862     54,711    13,413                   1,391,986
Loans............................. 2,811,216   122,457                   2,933,673     39,559    13,432                   2,986,664
Reserve for loan losses...........   (40,953)     (863)                    (41,816)      (505)     (235)                    (42,556)
Excess cost over assets acquired..    12,954       287                      13,241        312       206                      13,759
Other intangibles.................     1,175         0                       1,175          0                                 1,175
Premises and equipment............    65,037     1,514                      66,551      1,073       716                      68,340
Other assets......................    77,116     6,825                      83,941      2,662       469                      87,072
                                  ----------  --------         --       ----------   --------   -------         --       ----------
                                  $4,429,994  $142,040         $0       $4,572,034   $103,469   $29,271         $0       $4,704,774
                                  ==========  ========         ==       ==========   ========   =======         ==       ==========
LIABILITIES AND SHAREHOLDERS'
EQUITY
Deposits..........................$3,595,004  $112,343                  $3,707,347   $ 88,335   $24,082                  $3,819,764
                                  ==========  ========                  ----------   --------   -------                  ----------
Medium term notes.................    32,000         0                      32,000          0         0                      32,000
Subordinated debentures...........    31,545         0                      31,545          0         0                      31,545
Other borrowings..................   332,114    19,000                     351,114      5,616     2,795                     359,525
Other liabilities.................    44,814     1,456                      46,270        789       360                      47,419
                                  ----------  --------         --       ----------   --------   -------         --       ----------
   Total Liabilities.............. 4,035,477   132,799          0        4,168,276     94,740    27,237          0        4,290,253
                                  ----------  --------         --       ----------   --------   -------         --       ----------

                                     -23-


Common stock......................    22,890         6        514 (a)       23,410        360        59        271 (b)(c)    24,100
Capital surplus...................   209,631     4,956       (514)(a)      214,073      1,140     1,357       (271)(b)(c)   216,299
Retained earnings.................   160,778     4,279                     165,057      7,403       614                     173,074
Net unrealized loss...............     1,218         0                       1,218       (174)        4                       1,048
                                  ----------  --------         --       ----------   --------   -------         --       ----------
   Total shareholders' equity.....   394,517     9,241          0          403,758      8,729     2,034          0          414,521
                                  ----------  --------         --       ----------   --------   -------         --       ----------
                                  $4,429,994  $142,040         $0       $4,572,034   $103,469   $29,271         $0       $4,704,774
                                  ==========  ========         ==       ==========   ========   =======         ==       ==========
Outstanding common shares........ 22,890,065                            23,409,678                                       24,099,478
                                  ==========                            ==========                                       ==========
Shareholders' equity per share....     17.24                                 17.25                                            17.20
                                       =====                                 =====                                            =====

See Notes to Pro Forma Financial Information.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 1995
     (Unaudited -- Dollars in Thousands, Except Share and Per Share Data)


                                                           As Reported                        As Reported
                                                       -------------------                 -----------------
                                                                                             CITY    SHAWNEE
                                                           ONB       FUSB     PRO FORMA    NATIONAL  BANCORP    PRO FORMA
                                                           ---       ----     ---------    --------  -------    ---------
Interest income...................................      $  162,966  $5,095   $  168,061       $3,687  $1,859    $  172,837
Interest expense..................................          77,768   3,166       80,934        2,068     549        83,551
                                                        ----------  ------   ----------       ------  ------    ----------
Net interest income...............................          85,198   1,929       87,127        1,619     540        89,286
Provision for loan losses.........................           2,183     186        2,369           30      (2)        2,397
                                                        ----------  ------   ----------       ------  ------    ----------
Net interest income after
  provision for loan losses.......................          83,015   1,743       84,758        1,589     542        86,889
Noninterest income................................          18,869     355       19,224          221      56        19,501
Noninterest expense...............................          68,247   1,933       70,180        1,180     498        71,858
                                                        ----------  ------   ----------       ------  ------    ----------
Income (loss) before income taxes.................          33,637     165       33,802          630     100        34,532
Provision for income taxes........................           9,323      53        9,376          129      38         9,543
                                                        ----------  ------   ----------       ------  ------    ----------
Net income (loss).................................      $   24,314  $  112   $   24,426       $  501  $   62    $   24,989
                                                        ==========  ======   ==========       ======  ======    ==========
Net income per common share: (e)
     Assuming no dilution.........................           $1.05                $1.03                              $1.03
                                                             =====                =====                              =====
     Assuming full dilution.......................           $1.02                $1.01                              $1.00
                                                             =====                =====                              =====
Weighted average common shares outstanding: (e)
     Assuming no dilution.........................      23,140,212           23,659,825                         24,349,622
                                                        ==========           ==========                         ==========
     Assuming full dilution.......................      24,481,411           25,001,024                         25,690,821
                                                        ==========           ==========                         ==========

See Notes to Pro Forma Financial Information.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1993
     (Unaudited -- Dollars in Thousands, Except Share and Per Share Data)


                                                           As Reported                        As Reported
                                                       -------------------                 -----------------
                                                                                             CITY    SHAWNEE
                                                           ONB       FUSB     PRO FORMA    NATIONAL  BANCORP    PRO FORMA
                                                           ---       ----     ---------    --------  -------    ---------
Interest income...................................      $  291,077  $9,045   $  300,122       $5,900  $1,779    $  307,801
Interest expense..................................         124,958   5,841      130,799        2,841     844       134,484
                                                        ----------  ------   ----------       ------  ------    ----------
Net interest income...............................         166,119   3,204      169,323        3,059     935       173,317
Provision for loan losses.........................           9,989     106       10,095          100      (6)       10,189
                                                        ----------  ------   ----------       ------  ------    ----------
Net interest income after
  provision for loan losses.......................         156,130   3,098      159,228        2,959     941       163,128
Noninterest income................................          32,451     640       33,091          325     183        33,599
Noninterest expense...............................         125,525   2,813      128,338        1,924     835       131,097
                                                        ----------  ------   ----------       ------  ------    ----------
Income (loss) before income taxes.................          63,056     925       63,981        1,360     289        65,630
Provision for income taxes........................          16,883     329       17,212          316      71        17,599
                                                        ----------  ------   ----------       ------  ------    ----------
Net income (loss).................................      $   46,173  $  596   $   46,769       $1,044  $  218    $   48,031
                                                        ==========  ======   ==========       ======  ======    ==========
Net income per common share: (e)
     Assuming no dilution.........................           $1.95                $1.94                              $1.93
                                                             =====                =====                              =====
     Assuming full dilution.......................           $1.90                $1.88                              $1.88
                                                             =====                =====                              =====
Weighted average common shares outstanding: (e)
     Assuming no dilution.........................      23,632,680           24,152,293                         24,842,090
                                                        ==========           ==========                         ==========
     Assuming full dilution.......................      25,335,954           25,855,567                         26,545,364
                                                        ==========           ==========                         ==========

See Notes to Pro Forma Financial Information.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1992
     (Unaudited -- Dollars in Thousands, Except Share and Per Share Data)


                                                           As Reported                        As Reported
                                                       -------------------                 -----------------
                                                                                             CITY    SHAWNEE
                                                           ONB       FUSB     PRO FORMA    NATIONAL  BANCORP    PRO FORMA
                                                           ---       ----     ---------    --------  -------    ---------
Interest income...................................      $  304,695  $9,712   $  314,407       $6,231  $1,839    $  322,477
Interest expense..................................         144,908   6,785      151,693        3,364     999       156,056
                                                        ----------  ------   ----------       ------  ------    ----------
Net interest income...............................         159,787   2,927      162,714        2,867     840       166,421
Provision for loan losses.........................          11,731      93       11,824           60     (44)       11,840
                                                        ----------  ------   ----------       ------  ------    ----------
Net interest income after
  provision for loan losses.......................         148,056   2,834      150,890        2,807     884       154,581
Noninterest income................................          28,082     598       28,680          293     179        29,152
Noninterest expense...............................         113,548   3,473      117,021        1,768     858       119,647
                                                        ----------  ------   ----------       ------  ------    ----------
Income (loss) before income taxes.................          62,590     (41)      62,549        1,332     205        64,086
Provision for income taxes........................          17,853    (127)      17,726          324      61        18,111
                                                        ----------  ------   ----------       ------  ------    ----------
Net income (loss).................................      $   44,737  $   86   $   44,823       $1,008  $  144    $   45,975
                                                        ==========  ======   ==========       ======  ======    ==========
Net income per common share: (e)
     Assuming no dilution.........................           $1.88                $1.85                              $1.84
                                                             =====                =====                              =====
     Assuming full dilution.......................           $1.82                $1.79                              $1.79
                                                             =====                =====                              =====
Weighted average common shares outstanding: (e)
     Assuming no dilution.........................      23,772,874           24,292,487                         24,982,284
                                                        ==========           ==========                         ==========
     Assuming full dilution.......................      25,781,590           26,301,203                         26,991,000
                                                        ==========           ==========                         ==========

See Notes to Pro Forma Financial Information.

                             OLD NATIONAL BANCORP
          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


(a)    Exchange of 100% of FUSB for 519,613 shares of ONB Common Stock.

          $519,613 Value of 519,613 shares of ONB Common Stock at $1.00 par value issued to shareholders of FUSB.
           (5,498)  Value of 545,800 shares of FUSB Stock at $.01
                    par value retired.
          $514,115

(b) Exchange of 100% of City National common stock for 551,597 shares of ONB Common Stock.

(c) Exchange of 100% of Shawnee Bancorp common stock for 138,200 shares of ONB Common Stock.

(d)    Reflects the Asset Purchase and the Greenmark Purchase.

          $551,597 Value of 551,597 shares of ONB Common Stock at $1.00 par value issued to shareholders of City National.
           138,200 Value of 138,200 shares of ONB Common Stock at $1.00 par value issued to shareholders of Shawnee Bancorp.
         (359,738)  Value of 47,965 shares of City National Common Stock at $7.50 par value retired.
          (59,000) Value of 118,000 shares of Shawnee Bancorp Common Stock at $.50 par value retired.
          $271,059

(e) All share and per share information has been restated for the 5% stock dividend issued by ONB on February 10, 1995. Net income per share on a fully diluted basis assumes the conversion of ONB's convertible subordinated debentures.

                               DESCRIPTION OF ONB

BUSINESS

     ONB is a multi-bank holding company with 23 affiliate banks located in the tri-state area comprised of southwestern Indiana and neighboring portions of Illinois and Kentucky. With total consolidated assets of $4.4 billion as of June 30, 1995, ONB is the largest independent bank holding company headquartered in the State of Indiana. Since 1985, ONB has acquired 31 financial institutions, 9 of which were combined with existing affiliate banks, and has increased its banking offices to 112.

     The principal activity of ONB is to own, manage and supervise its affiliate banks and its non-bank subsidiaries, each of which is held by ONB as a separate wholly-owned subsidiary. The primary sources of ONB's revenues are dividends and fees received from its subsidiaries. There are various legal limitations on the extent to which the affiliate banks may finance, pay dividends to or otherwise supply funds to ONB. See "REGULATORY CONSIDERATIONS."

     ONB's affiliate banks engage in a wide range of commercial and consumer banking activities and provide other services relating to the general banking business. Set forth below is a list of ONB's affiliate banks by state.

      Illinois                                  Indiana                                         Kentucky
      --------                                  -------                                         --------
 . First National Bank                  . Bank of Western Indiana                        . Farmers Bank & Trust
      (Oblong)                                 (Covington)                                Company (Henderson)
 . Palmer-American National             . Citizens National Bank(Tell City)              . Farmers Bank & Trust
    Bank (Danville)                   . Clinton State Bank (Clinton)                      Company (Madisonville)
 . Peoples National Bank                . Dubois County Bank (Jasper)                    . First State Bank (Greenville)
    (Lawrenceville)                    . First Citizens Bank & Trust                    . Morganfield National Bank
 . Security Bank & Trust                     Company (Greencastle)
   Company (Mt. Carmel)                . Gibson County Bank (Princeton)
 . First National Bank                  . Indiana State Bank (Terre Haute)
    (Harrisburg)                       . Merchants National Bank
                                              (Terre Haute)
                                       . Old National Bank (Evansville)
                                       . Orange County Bank (Paoli)
                                       . People's Bank & Trust Company
                                               (Mt. Vernon)
                                       . Rockville National Bank
                                               (Rockville)
                                       . Security Bank & Trust Company
                                              (Vincennes)
                                       . United Southwest Bank
                                               (Washington)

 In addition to these affiliate banks, ONB has three non-bank affiliates. Indiana Old National Insurance Company reinsures credit life, accident and health insurance of installment consumer borrowers of ONB's affiliate banks; Old National Realty Company, Inc. owns real properties which are incidental to ONB's operations; and Old National Service Corporation provides data processing services to ONB's affiliate banks and to third parties. ONB Investment Services, Inc., a subsidiary of Old National Bank in Evansville and a registered broker/dealer, provides brokerage services to a number of affiliate bank customers.

ACQUISITION POLICY AND PENDING AFFILIATIONS

   ONB anticipates that it will continue its policy of geographic expansion through consideration of acquisitions of financial institutions located in Indiana, Kentucky and Illinois. Management of ONB currently is reviewing and analyzing potential acquisitions, as well as engaging in discussions or negotiations preliminary to letters of intent or agreements in principle concerning potential acquisitions. There can be no assurance that any of these discussions or negotiations will result in definitive agreements or consummated transactions.

   As of the date of this Proxy Statement, ONB is a party to definitive agreements to acquire City National Bank and Shawnee Bancorp. In connection with the acquisition of City National and City National Bank, a wholly-owned bank subsidiary of City National, City National will merge into ONB. Following this merger, City National Bank will be a wholly-owned subsidiary of ONB. Under the agreement with City National, each outstanding share of City National Common Stock will be converted into the right to receive eleven and one-half (11.5) shares of ONB Common Stock. In connection with the acquisition of Shawnee Bancorp and Shawnee Bancorp's 98.5% owned bank subsidiary, The Bank of Harrisburg, Harrisburg, Illinois, Shawnee Bancorp will first merge into ONB and, immediately thereafter, The Bank of Harrisburg will merge into The First National Bank of Harrisburg, a wholly-owned bank subsidiary of ONB. Under the agreement to acquire Shawnee Bancorp and The Bank of Harrisburg, each outstanding share of Shawnee Bancorp will be converted into the right to receive such number of shares of ONB Common Stock which have a market value equal to Forty-One Dollars ($41.00), and each outstanding share of The Bank of Harrisburg common stock owned by the individual minority shareholders of The Bank of Harrisburg will be converted into the right to receive from ONB an amount of Seventeen Dollars ($17.00) in cash, except two (2) individual minority shareholders may exchange their shares for such number of shares of ONB Common Stock which have a market value equal to Seventeen Dollars ($17.00). Under these agreements, ONB proposes to issue approximately 689,797 shares of ONB Common Stock. ONB intends to exchange newly issued shares of ONB Common Stock in these affiliations.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The foregoing information concerning ONB does not purport to be complete. For additional information, see the documents filed by ONB and listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" in this Proxy Statement which are specifically incorporated herein by reference.

                              DESCRIPTION OF FUSB

BUSINESS

   FUSB is a federally-chartered, SAIF insured stock savings bank headquartered in Greencastle, Indiana. In 1986, FUSB converted from a federally-chartered mutual association to a federally-chartered stock savings bank through the issuance of common stock. In 1988, it acquired Fountain Federal Savings Bank of Bloomington, Indiana and further expanded its market area in 1994 by opening a loan production office in the Avon area of Danville, Indiana. Currently, FUSB conducts its business from one office in Greencastle, Indiana, two full service branches in Bloomington, Indiana, and its loan production office in Danville, Indiana. It owns two subsidiaries: Greenmark which currently operates as a property, casualty, life and crop insurance agency and Kirkwood Corporation which is currently non-operating.

    The principal business of FUSB has always been to accept deposits from the general public and invest those deposits, together with funds from earnings and borrowings, primarily in first mortgage loans secured by one to four family residential properties and, to a lesser extent, in multi-family residential and consumer loans.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The foregoing information concerning FUSB does not purport to be complete. For additional information, see the documents filed by FUSB and listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" in this Proxy Statement which are specifically incorporated herein by reference.

                           REGULATORY CONSIDERATIONS

 REGULATION OF ONB AND AFFILIATES

    ONB Regulation. ONB is registered as a bank holding company and is subject to the regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act"). Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHC Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the policy of the Federal Reserve that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of
 (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

    ONB and its affiliate banks are subject to the Federal Reserve Act, which restricts financial transactions between banks and affiliated companies. The statute limits credit transactions between a depository institution and its executive officers and its affiliates, prescribes terms and conditions for affiliate transactions deemed to be consistent with safe and sound banking practice, and restricts the types of collateral security permitted in connection with an institution s extension of credit to an affiliate.

    Affiliate Regulation. The affiliate banks of ONB which are national banks are supervised, regulated and examined by the OCC. The affiliate banks of ONB, including First Citizens, which are state banks chartered in Indiana, are supervised, regulated and examined by the Indiana Department of Financial Institutions. ONB's affiliate banks chartered in Kentucky are supervised, regulated and examined by the Kentucky Commissioner of Financial Institutions and those affiliate banks chartered in Illinois are supervised, regulated and examined by the Illinois Commissioner of Banks and Trust Companies. In addition, those ONB affiliate banks which are state banks and members of the Federal Reserve are supervised and regulated by the Federal Reserve and those which are not members of the Federal Reserve, including First Citizens, are supervised and regulated by the FDIC. Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

    Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things to make deposited funds available within specified time periods.

    Each affiliate of ONB has the power to engage in the business of banking as provided by the law of its incorporation. These laws differ from state to state and from federal law to state law. However, insured state-chartered banks are prohibited under FDICIA from engaging as principal in activities that are not permitted for national banks under federal law, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

 REGULATION OF FUSB

    General. As a SAIF-insured savings association, FUSB is subject to supervision and regulation by the Director of the OTS, as will be New FUSB following the Affiliation. Under the OTS regulations, FUSB is required to obtain audits by independent auditors and to be examined periodically by the Director of the OTS. FUSB is subject to assessments by the OTS and the FDIC to cover the costs of such examinations. The Director of the OTS also is authorized to promulgate regulations to ensure the safe and sound operations of savings associations and may impose various requirements and restrictions on the activities of savings associations. For additional information concerning the regulation of FUSB, see "Regulation" under the caption "Management Discussion and Analysis" contained in FUSB's Annual Report to shareholders for the fiscal year ended June 30, 1995.

    The activities of savings associations are governed by the Home Owners Loan Act of 1933 ("HOLA") and, in certain respects, the Federal Deposit Insurance Act, as amended ("FDI Act").

    Qualified Thrift Lender Requirement. In order for FUSB to exercise the powers granted to federally-chartered savings associations and maintain full access to Federal Home Loan Bank advances, it must be a "qualified thrift lender" ("QTL"). A savings institution is a QTL if its qualified thrift investments continue to equal or exceed 65% of the savings institution's portfolio assets on a monthly average basis in 9 out of 12 months. As of June 30, 1995, FUSB's qualified thrift investments represented 95.96% of its portfolio assets. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, manufactured housing loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FSLIC, the FDIC, the FSLIC Resolution Fund and the Resolution Trust Corporation (for limited periods), and

 (iii) shares of stock issued by any Federal Home
 Loan Bank, the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association.

    Liquidity. Under applicable federal regulations, savings associations are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain banker's acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) of not less than 5% of the average daily balance of the savings association's net withdrawable deposits plus short-term borrowing during the preceding calendar month. As of June 30, 1995, FUSB's liquid assets represented 5.36% of its net withdrawable deposits plus short-term borrowings during the preceding calendar month. Under HOLA, this liquidity requirement may be changed from time to time by the Director of the OTS to any amount within the range of four percent to ten percent, depending upon economic conditions and the deposit flows of member institutions. A savings institution is also required to maintain an average daily balance of short-term liquid assets of not less than 1% of the average daily balance of its net withdrawable deposits and short-term borrowing during the preceding calendar month. At June 30, 1995, FUSB was in compliance with these liquidity requirements.

    Loans-to-One-Borrower Limitations. HOLA generally requires savings associations to comply with the loans-to-one-borrower limitations applicable to national banks. In general, national banks may make loans to one borrower in amounts up to 15% of the bank's unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. At June 30, 1995, FUSB's loan-to-one-borrower limitation was approximately $1.5 million. Under certain OTS regulations, a savings institution may make loans to one borrower for residential housing developments in amounts up to 30% of the bank's unimpaired capital and surplus upon prior notice to and approval of the OTS and provided that all loans made in reliance upon the increased lending limit do not, in the aggregate, exceed 150% of the bank's unimpaired capital and surplus. At June 30, 1995, FUSB had one loan made under this higher lending limit and one loan which was in excess of the 15% lending limit, but had been grandfathered.

    Commercial Real Property Loans. HOLA limits the aggregate amount of commercial real estate loans that a federal savings institution may make to an amount not in excess of 400% of the savings institution's capital.

    FUSB's Subsidiaries. The OTS regulations permit federal savings associations to invest in the capital stock, obligations or specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding three percent of an institution's assets, provided any investment over two percent is used for specified community or inner-city development purposes. In addition, federal regulations permit institutions to make specified types of loans to such subsidiaries, in which the institution owns more than ten percent of the stock, in an aggregate amount not exceeding 50% of the institution's regulatory capital if the institution's investment is in compliance with applicable loans-to-one-borrower regulations. A savings institution which acquires a non-savings institution subsidiary, or which elects to conduct a new activity within a subsidiary, must give the FDIC and the OTS at least 30 days' advance written notice. The FDIC may, after consultation with the OTS, prohibit specific activities if it determines such activities pose a serious threat to SAIF. FUSB has two such subsidiaries, Greenmark and Kirkwood Corporation.

    Branching. The rules of the OTS on branching by federally-chartered savings associations permit nationwide branching to the extent allowed by federal statute. This permits federal savings associations with inter-state networks to diversify their loan portfolio and lines of business. The OTS authority pre-empts any state law purporting to regulate branching by federal savings associations.

 CAPITAL ADEQUACY GUIDELINES

    Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities such as standby letters of credit) of 8%. At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a Tier 1 (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets of 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

    The following are ONB's regulatory capital ratios as of June 30, 1995:


         Tier 1 Capital:         13.49%

         Total Capital:          15.79%

         Leverage Ratio:          8.6%

    Depository institution affiliates of ONB and FUSB are required to meet similar capital adequacy ratios. The FDIC, OCC and OTS have adopted risk-based capital ratio guidelines to which depository institutions under their respective supervision are subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

    Like the capital guidelines established by the Federal Reserve, these guidelines divide an institution's capital into two tiers. Depository institutions are required to maintain a total risk-based capital ratio of 8%. The agencies may, however, set higher capital requirements when an institution's particular circumstances warrant. Depository institutions experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

    In addition, the agencies established guidelines prescribing a minimum Tier 1 leverage ratio of 3% for depository institutions that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other institutions are required to maintain a Tier 1 leverage ratio of 3% plus an additional 100 to 200 basis points.

    All of ONB's affiliate banks as well as FUSB exceed the risk-based capital guidelines as of June 30, 1995. For additional information pertaining to FUSB's regulatory capital, see "Liquidity and Capital Resources" under the caption "Management Discussion and Analysis" contained in FUSB's Annual Report to shareholders for the fiscal year ended June 30, 1995.

    Effective September 1, 1995, the OCC, the Federal Reserve and the FDIC amended their capital standards to specify that the banking agencies will include, in their evaluations of a bank's capital adequacy, an assessment of its exposure to declines in the economic value of the bank's capital due to changes in interest rates. Concurrently, these banking agencies issued for comment a joint policy statement describing the process the banking agencies will use to measure and assess the exposure of a bank's net economic value to changes in interest rates. The information and exposure estimates collected through this new proposed supervisory measurement process will be one quantitative factor used by examiners to determine the adequacy of an individual bank's capital for interest rate risk. Other quantitative factors that examiners will consider include the bank's historical financial performance and its earnings exposure to interest rate movements. Examiners will also consider qualitative factors, including the adequacy of the bank's internal interest rate risk management.

    After the banking agencies and banking industry gain sufficient experience with the proposed measurement process, the banking agencies intend, through a subsequent rulemaking process, to issue a proposed rule that would establish an explicit capital charge for interest rate risk that will be based upon the level of a bank's measured interest rate risk exposure.

    The proposed interagency supervisory policy statement requires certain banks to submit new interest rate risk consolidated reports of condition and income, or call report, schedules beginning in March 1996, indicating the maturity, repricing or price sensitivity of their various on- and off-balance-sheet instruments. A bank would also have the option of reporting its internal market estimates of the price sensitivity of its major portfolios and its net economic value. Banks with assets under $300 million, composite CAMEL supervisory ratings of 1 or 2, and moderate or low holdings of assets with intermediate-and long-term maturity or repricing characteristics would be exempt from expanded reporting requirements.

    The supervisory model would apply a series of interest rate risk weights to a bank's reported repricing and maturity balances. The risk weights estimate price sensitivity of a bank's reported balances to a 200 basis-point change in interest rates. The summation of these weighted balances, along with certain price sensitivity information that a bank may be required to report, results in a net risk-weighted exposure for the institution. That exposure represents the estimated change in the bank's economic value to the specified change. Full implementation of the proposed supervisory policy statement for assessing the adequacy of bank capital for interest rate risk would occur on December 31, 1996.

    The OTS has adopted a rule which sets forth the methodology for calculating an interest rate risk component to be incorporated into the OTS regulatory capital rule. Under the rule, only savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis point move in interest rates) will be required to maintain additional capital for interest rate risk under the risk-based capital framework. An institution with an "above normal" level of exposure will have to maintain additional capital equal to one-half the difference between its measured interest rate risk (the most adverse change in the market value of its portfolio resulting from a 200-basis point move in interest rates divided by the estimated market value of its assets) and 2%, multiplied by the market value of its assets. That dollar amount of capital is in addition to an institution's existing risk-based capital requirement. The OTS decided to delay implementation of this rule, pending the testing of an OTS appeals process for certain institutions subject to capital deductions under the new rule. However, during this delay, the OTS has stated that it will continue to closely monitor interest rate risk at individual institutions and it retains the authority, on a case-by-case basis, to impose additional capital requirements for individual institutions with significant interest rate risk.

    It is too early to assess the impact, if any, these new rules and proposals will have on ONB or its subsidiaries.

 BRANCHING AND ACQUISITIONS

    Branching. Branching by ONB affiliate banks in Indiana, Kentucky and Illinois is subject to the jurisdiction, and requires the prior approval, of the bank's primary federal regulatory authority and, if the branching bank is a state bank, of the Indiana Department of Financial Institutions, Kentucky Department of Financial Institutions or Illinois Commissioner of Banks and Trust Companies (depending upon the location of the principal office of the bank). Under current law, branches may be established by banks in Illinois and Indiana throughout the state; whereas in Kentucky, branches may only be established in the home county of the bank. As discussed below, Congress recently authorized interstate branching, with certain limitations, beginning in 1997.

    Acquisitions. Bank holding companies, such as ONB, are prohibited by the BHC Act from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHC Act also currently prohibits ONB from acquiring control of any bank operating outside the State of Indiana unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located. That prohibition will no longer be applicable as of September 29, 1995, as discussed below. Additionally, ONB is prohibited by the BHC Act from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The BHC Act does not place territorial restrictions on the activities of such nonbanking-related activities.

    The BHC Act specifically authorizes a bank holding company, upon receipt of appropriate approvals from the Federal Reserve and the Director of the OTS, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may acquire control of a bank. A savings association acquired by a bank holding company cannot continue any non-banking activities not authorized for bank holding companies. For this reason, Greenmark must be purchased by First Citizens, which may legally preserve most of its insurance agency powers. Savings associations acquired by a bank holding company may, if located in a state where the bank holding company is legally authorized to acquire a bank, be converted to the status of a bank, but deposit insurance assessments and payments continue to be paid by the association to the Savings Association Insurance Fund ("SAIF"). A savings association so converted to a bank becomes subject to the branching restrictions applicable to banks. Also, any insured depository institution may merge with, acquire the assets of, or assume the liabilities of any other insured depository institution with the appropriate regulatory approvals if (i) continued payments of deposit insurance premiums are made on the acquired depository institution's deposits (including an assumed rate of growth in such deposits) to SAIF (if the acquired institution was a SAIF member) or to the Bank Insurance Fund ("BIF") (if the acquired institution was a BIF member),
 (ii) the acquiring institution and any holding company in control thereof meet all applicable capital requirements at the time of the transaction, and (iii) if the acquiring institution is a BIF member, the transaction meets any limitations on geographic expansion.

 INTERSTATE BANKING

    In 1994, Congress enacted sweeping changes to the interstate branching and expansion powers of depository institutions and their holding companies in The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which allows for interstate banking and interstate branching without regard to whether such activity is permissible under state law. Beginning on September 29, 1995, bank holding companies may acquire banks anywhere in the United States subject to certain state restrictions. Beginning on June 1, 1997, an insured bank may merge with an insured bank in another state without regard to whether such merger is prohibited by state law. Additionally, an out-of-state bank may acquire the branches of an insured bank in another state without acquiring the entire bank; provided, however, that the law of the state where the branch is located permits such an acquisition. States may permit interstate branching earlier than June 1, 1997, where both states involved with the bank merger expressly permit it by statute. Further, bank holding companies may merge existing bank subsidiaries located in different states into one bank.

    Beginning on September 29, 1995, an insured bank subsidiary may act as an agent for an affiliated bank or savings association in offering limited banking services (receive deposits, renew time deposits, close loans, service loans and receive payments on loans obligations) both within the same state and across state lines.

 FDICIA

    FDICIA accomplished a number of sweeping changes in the regulation of depository institutions. FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

    The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally a leverage ratio 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%, and "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

    "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institution as described above. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks are subject to one or more of a number of requirements and restrictions, including an order by the

 FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and case receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

    FDICIA further directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, management compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value of publicly traded shares and such other standards as the agency deemed appropriate.

 DEPOSIT INSURANCE

    The deposits of ONB's affiliate banks are insured up to $100,000 per insured account, by the BIF, except for deposits acquired in connection with affiliations with savings associations, which deposits are insured by the SAIF. FUSB's deposits are insured by SAIF. Accordingly, ONB pays deposit insurance premiums to both BIF and SAIF and will continue to pay SAIF premiums with respect to all deposits of FUSB acquired in the Affiliation. If the FDIC believes that an increase in the insurance rates is necessary, it may increase the insurance premiums applicable to BIF or SAIF. Currently SAIF premiums are significantly higher than BIF premiums; however, Congress is considering a number of alternatives to address this issue and maintain relative equality among premium payments, including a large one-time assessment on savings associations, requiring banks to help finance the bonds issued to recapitalize
 the thrift industry, and merging SAIF and BIF.   Some Congressional proposals
 also require savings associations to convert to bank charters. It is difficult at this time to assess whether Congress will address the SAIF/BIF premium differential and, if so, what impact its legislative solution to that problem will have on ONB and its subsidiaries, FUSB, or New FUSB.

    Effective January 1, 1993, the FDIC adopted a final rule that implements a transitional risk-based assessment system whereby a base insurance premium will be adjusted according to the capital category and subcategory of an institution to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized, or (3) undercapitalized, and one of three subcategories consisting of (a) health, (b) supervisory concern, or (c) substantial supervisory concern. An institution's assessment rate will depend upon the capital category and supervisory category to which it is assigned. Assessment rates for banks range from .04% for an institution in the highest category (i.e., well capitalized) to 0.31% for an institution in the lowest category (i.e. undercapitalized and substantial supervisory concern), and for savings associations range from .23% for well capitalized institutions to .31% for institutions in the lowest category. The supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. Deposit insurance assessments may increase depending upon the category and subcategory, if any, to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of ONB's affiliate banks.

 RECENT LEGISLATION

    Congress is currently considering two pieces of proposed legislation which would impact financial institutions. The first such bill, the Financial Services Competitiveness Act, seeks to repeal the Glass-

 Steagall Act which has severely limited the ability of financial institutions to underwrite securities since immediately after the Depression. Should this bill be enacted in its form as of the date of this Proxy Statement, it would expand the securities powers of bank holding companies, like ONB, permitting them to form a subsidiary to underwrite and deal in securities and debt instruments. ONB currently may act as a broker/dealer for securities (as it does through its affiliate ONB Investment Services), but it may not generally underwrite corporate securities or debt. The effect of the bill would also be to permit bank holding companies to acquire, and be acquired by, securities firms.

    The second bill, the Financial Institutions Relief Act, would scale back certain laws which are deemed by Congress to impose regulatory burdens on banks and would eliminate redundancies in the law. Included in the affected laws are the Truth-in-Savings Act, the Community Reinvestment Act and certain laws with respect to disclosures in mortgage lending and the like.

    The progress of both of these bills is currently suspended while Congress determines what, if any, provisions regarding insurance powers should be included. The extent of the ability of banks to sell insurance is highly controversial, involving two powerful trade groups with a history of intractability. The insurance issue could halt permanently the attempts to obtain either Glass-Steagall relief or regulatory relief.

    It cannot be predicted with certainty whether such legislation will be enacted or the extent to which the banking industry in general, or ONB and its affiliate banks in particular, would be affected.

    Congress is currently considering a number of alternatives to address the problems arising from the fact that FDIC deposit insurance premiums for banks are currently higher than those for savings associations and for deposits of savings associations that have been acquired by banks. The House Banking Committee has voted to add to the budget bill being considered by Congress provisions which would (1) impose a one-time assessment on thrift deposits of 85 basis points due January 1, 1996, to build up SAIF's reserves, (2) merge BIF and SAIF by January 1, 1998, and (3) require banks to pay the bulk of the interest due on Financing Corp. bonds. These same provisions have been proposed by the Senate Banking Committee, although its proposed legislation would provide for a lower one-time assessment for banks which had acquired SAIF deposits.

    In addition, the House Banking Committee proposal would eliminate the 8% of bad debt reserve deduction now permitted for savings associations, but would not require savings associations to pay taxes on accumulated bad debt reserves. Moreover, all thrift holding companies would be required to become bank holding companies by January 1, 1998. The OTS would be abolished. Powers of unitary savings and loan holding companies would be grandfathered (to the extent they exist under existing law) until the holding company or savings association is sold. Such unitary holding companies would be subject to the qualified thrift lender test and limits on commercial lending. Savings associations would either be required to convert to a state bank or national bank charter by January 1, 1998. Except with respect to unitary savings and loan companies, activities of those new banks not permitted to commercial banks would have to terminate within four years.

    Similar legislation has also been introduced in the House. Under some of the proposals being considered by Congress, the FDIC's authority to build reserves beyond 1.25% would be limited. It is difficult at this time to assess whether or how Congress will address the SAIF/BIF premium differential and, if so, what impact its legislative solution to the problem will have on ONB and its subsidiaries, FUSB, or New FUSB.

 ADDITIONAL MATTERS

    In addition to the matters discussed above, ONB's affiliate banks and FUSB are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

    The extensive regulation, supervision and examination of financial institutions by the bank regulatory agencies is intended primarily for the protection of the insurance fund and depositors. Moreover, such regulation imposes substantial restrictions on the operations and activities of such institutions, and grants to regulators broad discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to classification of assets and establishment of adequate loan loss reserves. Any changes in such regulations, whether by legislation or regulatory action, could have a material impact on ONB affiliates and their operations. ONB cannot predict what, if any, future actions may be taken by legislative or regulatory authorities or what impact any such actions may have on the operations of its affiliates.

    The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

    Additional legislation and administrative actions affecting the banking industry may be considered by Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation of administrative action will be enacted or the extent to which the banking industry in general or ONB and its affiliate banks in particular would be affected thereby.

                           COMPARISON OF COMMON STOCK

    The rights of holders of FUSB Common Stock who receive ONB Common Stock in the Affiliation will be governed by the laws of the State of Indiana, the state in which ONB is incorporated, and by ONB's Amended and Restated Articles of Incorporation ("ONB's Articles of Incorporation") and ONB's By-Laws, as amended ("ONB's By-Laws"). The rights of FUSB shareholders are presently governed by federal law applicable to savings associations and by FUSB's Charter and By-Laws. The rights of FUSB shareholders differ in certain respects from the rights they would have as ONB shareholders, including for ONB anti-takeover measures and the vote required for the amendment of significant provisions of the articles of incorporation and for the approval of significant corporate transactions. The following summary comparison of ONB Common Stock and FUSB Common Stock includes all material features of such shares but does not purport to be complete and is qualified in its entirety by reference to ONB's Articles of Incorporation and By-Laws and the Charter and By-Laws of FUSB.

 AUTHORIZED BUT UNISSUED SHARES

    ONB's Articles of Incorporation authorize the issuance of 30,000,000 shares of ONB Common Stock, of which 22,890,065 whole shares were outstanding as of June 30, 1995. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of ONB without prior shareholder approval. ONB has 2,000,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of ONB. No shares of preferred stock are presently outstanding.

    The Board of Directors of ONB has authorized a series of preferred stock designated as Series A preferred stock. The Board of Directors of ONB has designated 200,000 shares of Series A preferred stock in connection with the shareholder rights plan of ONB. The ONB Series A preferred stock may not be issued except upon exercise of certain rights ("Rights") pursuant to such shareholder rights plan. No shares of Series A preferred stock have been issued as of the date of this Proxy Statement. See "Anti-Takeover Provisions -
 - ONB's Shareholder Rights Plan" below.

    The shares of ONB Series A preferred stock are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to all other series of preferred stock of ONB. Each share of ONB Series A preferred stock will be entitled to receive, when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on ONB Common Stock. In addition, the ONB Series A preferred stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the ONB Common Stock, in like kind. In the event of liquidation, the holders of ONB Series A preferred stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100.00 per share or 100 times the liquidation payment made per share of ONB Common Stock. Each share of ONB Series A preferred stock will have 100 votes, subject to adjustment, voting together with the ONB Common Stock and not as a separate class unless otherwise required by law or ONB's Articles of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of ONB Series A preferred stock will be entitled to receive 100 times the amount received per share of ONB Common Stock. The rights of the ONB Series A preferred stock as to dividends, voting rights and liquidation are protected by antidilution provisions. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions."

    As of June 30, 1995, ONB had 1.4 million shares of ONB Common Stock reserved for issuance under ONB's dividend reinvestment and stock purchase plan and 1.5 million shares of its common stock reserved for issuance upon conversion of its outstanding 8% convertible subordinated debentures. Such debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of ONB Common Stock at a conversion rate of 42.517 shares per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $24.70 per share), subject to adjustment in certain events.

    The issuance of additional shares of ONB Common Stock to persons who were not holders of ONB Common Stock prior to such issuance or the issuance of ONB preferred stock may adversely affect the interests of ONB shareholders.

    The Charter of FUSB authorizes the issuance of 5,000,000 shares of FUSB Common Stock, $.01 par value per share, of which 546,550 shares were issued and outstanding as of September 8, 1995, and options for 35,650 shares, which must be exercised prior to the effective date of the Affiliation, were outstanding on that date. Following the Affiliation, all of the outstanding shares of FUSB Common Stock will be held by ONB.

    FUSB has 2,000,000 shares of Preferred Stock, $1 par value, authorized, of which none are issued. Such shares are available to be issued without shareholder approval under the Charter of FUSB; however, pursuant to the Agreement, FUSB is restricted in issuing such shares.

 PREEMPTIVE RIGHTS

    Neither ONB's nor FUSB s shareholders have preemptive rights to subscribe for any new or additional ONB Common Stock or FUSB Common Stock, respectively, or other securities.

 DIVIDEND RIGHTS

    The holders of common stock of ONB and FUSB, respectively, are entitled to dividends and other distributions when, as and if declared by their respective Boards of Directors out of funds legally available therefor. A dividend may not be paid by ONB if, after giving it effect, (1) ONB would not be able to pay its debts as they become due in the usual course of business, or (2) ONB's total assets would be less than the sum of its total liabilities plus, unless ONB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if ONB were to be dissolved at the time of the dividend.

    The amount of dividends, if any, that may be declared by ONB in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since ONB is primarily dependent upon dividends paid by its subsidiaries for its revenues), the discretion of ONB's Board of Directors and other factors that may be appropriate in determining dividend policies.

    Cash dividends paid to ONB by its Illinois-chartered affiliate banks are limited by Illinois law to the bank's net profits then on hand, less losses and statutorily-defined bad debts. Cash dividends paid to ONB by its Indiana-chartered affiliate banks are limited by Indiana law to the balance of the bank's undivided profits account adjusted for statutorily-defined bad debts. Cash dividends paid to ONB by its Kentucky-chartered affiliate banks are limited by Kentucky law to so much of the net profits of the banks, after deducting all expenses, losses, bad or suspended debts and interest and taxes accrued or due from the banks, as the boards of directors of the banks deem expedient. In addition, the approval of the Kentucky Commissioner of Banks is required if the total of all dividends declared by a Kentucky bank in any calendar year exceeds the bank's net profit for that year and the net retained profits from the preceding two years, less any transfers to surplus or a fund for retirement of preferred stock or debt. ONB's national affiliate banks and the Bank may pay cash dividends on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

    The OTS regulations impose limitations on capital distributions by savings associations, including FUSB. Under the rule, a savings institution is classified as a tier 1 institution, a tier 2 institution, or a tier 3 institution, depending on its level of regulatory capital both before and after giving effect to a proposed capital distribution. A tier 1 institution may generally make capital distributions in any calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (i.e., the percentage by which the institution's capital-to-assets ratio exceeds the ratio of its capital requirements to its assets) at the beginning of the calendar year. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS. Restrictions exist on the ability of tier 2 and tier 3 institutions to make capital distributions. For purposes of this regulation, FUSB is a tier --1 institution.

    Dividends paid by ONB's affiliate banks and FUSB will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATORY CONSIDERATIONS." If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited without prior regulatory approval. None of ONB's affiliate banks nor FUSB is currently subject to such a restriction.

 VOTING RIGHTS

    The holders of the outstanding shares of ONB Common Stock and FUSB Common Stock are entitled to one vote per share on all matters presented for shareholder vote. ONB shareholders do not have cumulative voting rights in the election of directors. FUSB shareholders have the right to cumulative voting in the election of Directors. Under cumulative voting, the number of shares a shareholder is entitled to vote multiplied by the number of Directors to be elected represents the number of votes a shareholder may cast at such election, and a shareholder may cast all such votes for one candidate or distribute them among any two or more candidates. See "GENERAL INFORMATION" and "ELECTION OF FUSB DIRECTORS." The absence of cumulative voting rights in the election of Directors may render it more difficult for a minority shareholder to elect a nominee as a Director.

    Indiana law generally requires that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders meeting, subject in each case to provisions in the corporation's articles of incorporation requiring a higher percentage vote for certain transactions. ONB's Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of the issued and outstanding shares of ONB Common Stock. See "-- Anti-Takeover Provisions." The laws applicable to FUSB require a two-thirds vote of shareholders to approve mergers and consolidations.

    Indiana law requires shareholder approval for most amendments to a corporation's articles of incorporation -- under Indiana law, by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). Indiana law permits a corporation in its articles of incorporation to prescribe a higher shareholder vote for certain amendments to the Articles of Incorporation.
 ONB's Articles of Incorporation require a super-majority shareholder vote of eighty percent (80%) of the outstanding shares of ONB Common Stock for the amendment of certain significant provisions. Amendments to FUSB s Charter must be approved by a majority vote of shareholders.

 DISSENTERS' RIGHTS

    The holders of FUSB Common Stock and ONB Common Stock possess no dissenters' rights in connection with the Affiliation. ONB shareholders would not have dissenters rights for any future merger or acquisition so long as ONB Common Stock is traded on the NASDAQ National Market System.

 LIQUIDATION RIGHTS

    In the event of any liquidation or dissolution of ONB, the holders of shares of ONB Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of ONB's liabilities and any rights of creditors and holders of shares of ONB preferred stock then outstanding.

    At the time of its conversion to stock form, FUSB established a liquidation account in an amount equal to its net worth at that time. This account is maintained for the benefit of certain of its depositors at the time of its stock conversion, but declines over time as depositors close or reduce their accounts. In the event of a complete liquidation of FUSB (which would not include a merger with another FDIC-insured institution), those depositors would be entitled to a liquidation distribution from the liquidation account prior to any distribution to FUSB s shareholders. Thus, in the event of any liquidation, dissolution or winding up of FUSB, the holders of shares of FUSB Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of FUSB liabilities, payments to depositors with interests in its liquidation account, any rights of creditors and rights of any holder of FUSB Preferred Stock then outstanding.

 ASSESSMENT AND REDEMPTION

    Shares of ONB Common Stock and FUSB Common Stock are not liable to further assessment. Under Indiana law, ONB may redeem or acquire shares of ONB Common Stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. ONB may not redeem or acquire shares of ONB Common Stock if, after giving such redemption or acquisition effect, ONB would not be able to pay its debts as they become due in the usual course of business, or ONB's total assets would be less than the sum of its total liabilities plus, unless ONB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose stock is being redeemed or acquired if ONB were to be dissolved at the time of the redemption or acquisition.

    In addition, ONB must give prior notice to the Federal Reserve if the consideration to be paid by them for any redemption or acquisition of their respective shares, when aggregated with the consideration paid for all redemptions or acquisitions for the preceding twelve (12) months, equals or exceeds 10% of their respective consolidated net worth.

    Stock redemptions by FUSB would be deemed made by FUSB from its tax bad debt reserve and would result in adverse tax consequences to FUSB. Moreover, FUSB may not repurchase any of its capital stock if the effect thereof would cause the net worth of the stock to be reduced below the amount required for its liquidation account. For a description of certain OTS limitations on FUSB's ability to repurchase its shares, see "Comparison of Common Stock - Dividend Rights."

 ANTI-TAKEOVER PROVISIONS

    The anti-takeover measures applicable to ONB, as described below, may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of ONB. These measures may have the effect of discouraging certain tender offers for shares of ONB Common Stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.
 FUSB's Charter and By-Laws do not contain any anti-takeover provisions, other than cumulative voting rights in the election of Directors. See "GENERAL INFORMATION" and "ELECTION OF FUSB DIRECTORS."

    Indiana Law. Under the business combinations provision of Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Securities and Exchange Act or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation of the corporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the business combinations provision of Indiana law.

    An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for eighteen (18) months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective date of the election. ONB is covered by the business combinations provision of Indiana law.

    In addition to the business combinations provision, Indiana law also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Indiana law provides that, unless otherwise provided in an Indiana corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision.

    This provision does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. ONB is subject to the control share acquisition provision.

    ONB's Articles of Incorporation. In addition to the protections provided by Indiana law, ONB's Articles of Incorporation require the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of capital stock for any business combination which is not recommended by the vote of two-thirds or more of the members of the Board of Directors. For purposes of ONB's Articles of Incorporation, "business combination" is defined to include: (1) a merger or consolidation of ONB with or into any other corporation, (2) any sale, lease, exchange or other disposition of any material part of the assets of ONB, or (3) any liquidation or dissolution of ONB or any material subsidiary of ONB. Further, this provision cannot be altered, amended or repealed without the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of ONB Common Stock entitled to vote thereon.

    ONB's Articles of Incorporation also include provisions requiring (1) the Board of Directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers, and (2) any person acquiring fifteen percent (15%) of the then issued and outstanding stock of ONB to pay equal consideration in connection with the acquisition of any further shares. These provisions require an eighty percent (80%) affirmative vote of the issued and outstanding shares of ONB Common Stock entitled to vote thereon in order to be altered, amended or repealed.

    ONB's Shareholder Rights Plan. On January 25, 1990, the Board of Directors of ONB declared a dividend of one (1) right for each issued and outstanding share of ONB Common Stock ("Right"). See "COMPARISON OF COMMON STOCK -- Authorized But Unissued Shares." The dividend was payable on March 15, 1990 to holders of record of ONB Common Stock at the close of business on March 1, 1990. Each Right entitles the registered holder to purchase from ONB one-hundredth (1/100) of a share of ONB Series A preferred stock at an initial Purchase Price of $60.00, subject to adjustment. The terms and conditions of the Rights are contained in a Rights Agreement between ONB and Old National Bank in Evansville, as Rights Agent.

    The foregoing information concerning ONB's Shareholder Rights Plan does not purport to be complete. For additional information, see the Rights Agreement, dated March 1, 1990, between ONB and Old National Bank, as Trustee, which is specifically incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

 DIRECTOR LIABILITY

    Under Indiana law, a director of ONB will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless (1) the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation and (2) such breach or failure to perform constitutes willful misconduct or recklessness. There is no similar provision applicable to FUSB under federal law.

 DIRECTOR NOMINATIONS

    ONB's By-Laws require that all nominations for election as directors of ONB shall be made by the Board of Directors of ONB in accordance with the By-Laws.

    The Nominating Committee is comprised of five (5) directors of ONB, none of whom is an officer or employee of ONB. The Nominating Committee maintains the responsibility to recruit potential director candidates, recommend changes to the entire Board of Directors concerning the size, composition and responsibilities of the Board of Directors, review proxy documents received from shareholders relating to the Board of Directors and review suggestions of shareholders regarding nominees for election as directors. All such suggestions of shareholders with respect to director nominations must be submitted in writing to the Nominating Committee not less than 120 days prior to the date of the annual or Annual Meeting of shareholders at which directors will be elected.

    With respect to FUSB, the Chairman of the Board of Directors is required by the bylaws to appoint a Nominating Committee consisting of the Board of Directors or a committee of the Board of Directors of not less than three members. Such committee is authorized to make nominations for Directors in writing to the Secretary of FUSB at least twenty days prior to the Annual Meeting, which nominations are then posted at FUSB's office. Nominations for Directors may also be made in writing by shareholders and delivered to the Secretary of FUSB at least five days prior to the Annual Meeting.

                          ELECTION OF FUSB DIRECTORS

 NOMINEES AND DIRECTORS

    The Board of Directors of FUSB is currently composed of six members. FUSB's bylaws provide that the Directors shall be divided into three classes as nearly equal in number as possible. Directors of FUSB are generally elected to serve for a three-year period or until their respective successors are elected and qualified. The nominees for Director this year are Earl E. Clodfelter and William M. Marley, each of whom is a current Director of FUSB. If elected by the Shareholders at the Annual Meeting, Messrs. Clodfelter and Marley will serve as Directors of FUSB until 1998, subject to earlier termination upon consummation of the Affiliation. Following the Affiliation, they will serve as Directors of First Citizens in accordance with the bylaws of First Citizens, which provide that Directors serve one year terms.

    The following table sets forth certain information regarding each nominee for election as a Director and each Director continuing in office after the Annual Meeting. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies as to which authorization is withheld) will be voted at the Annual Meeting for the election of the nominees identified below. If any Director nominee is unable or declines to serve (an event which the Board of Directors does not anticipate), the proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors if the Board elects to fill such nominee s position. The table also sets forth the number of shares of FUSB Common Stock beneficially owned by all Directors and executive officers of FUSB as a group.

                                                                   Expiration       Shares of Common
                                                 Director of       of Term as      Stock Beneficially      Percent
Director                              Age         FUSB Since        Director*      Owned on 9/8/95 (1)     of Class
--------                              ---        -----------       ----------      -------------------     --------
NOMINEES
Earl E. Clodfelter                    61            1974              1998                4,200 (2)           .76%
William M. Marley                     55            1985              1998               24,182 (3)          4.36%

DIRECTORS CONTINUING IN OFFICE
John W. Bender                        56            1990              1996                1,800 (4)           .33%
Harold A. Harrell                     59            1989              1997                1,500 (5)           .27%
Gary R. Pershing                      46            1983              1996               12,917 (6)          2.35%
Alan G. Stanley                       69            1986              1997                6,200 (7)          1.13%

All Directors and
executive officers as a
group (10) persons                                                                       71,971 (8)         12.45%


* Terms assume continuation of staggered Board provided by the bylaws of FUSB. Following the Affiliation, all Directors will serve one year terms expiring in 1996.

(1) Includes shares beneficially owned by members of the immediate families of the directors or director nominees residing in their homes. Unless otherwise indicated, each shareholder has sole investment and/or voting power with respect to the shares shown as beneficially owned by him.
(2) Includes 1,000 shares held jointly by Mr. Clodfelter and his wife and 3,200 shares subject to stock options granted under the First United Savings Bank Stock Option Plan ("Stock Option Plan").
(3) Includes 10,000 shares held jointly by Mr. Marley and his wife, 8,200 shares subject to stock options granted under the Stock Option Plan, and 50 shares held by Mr. Marley's daughter. Also includes 3,950 whole shares allocated to Mr. Marley's account under the First United Savings Bank Employee Stock Ownership Plan and Trust (the "ESOP") as of December 31, 1994, but does not include any shares allocated to such account since that date.
(4) Includes 800 shares subject to a stock option granted under the Stock Option Plan.
(5) Includes 1,000 shares subject to stock options granted under the Stock Option Plan.
(6) Includes 1,885 shares held jointly by Mr. Pershing and his wife, 3,200 shares subject to stock options granted under the Stock Option Plan, 1,745 shares held by a profit sharing plan of which Mr. Pershing and his wife are beneficiaries, 2,202 shares held by his wife, 1,000 shares held jointly by his wife and son, and 100 shares held jointly by Mr. Pershing and his son.
(7) Includes 620 shares held jointly by Mr. Stanley and his wife, 3,200 shares subject to stock options granted under the Stock Option Plan, 1,190 shares held by his wife in an individual retirement account, and 1,190 shares held in Mr. Stanley's individual retirement account.
(8) Includes 31,400 shares subject to stock options granted under the Stock Option Plan and 8,392 whole shares allocated as of December 31, 1994, under the ESOP.

Presented below is certain information concerning the Directors of FUSB.

    John W. Bender serves as Chairman of Bender Lumber Co., Inc., Bloomington, Indiana. Mr. Bender will serve on the Board of New FUSB following the Affiliation.

    Earl E. Clodfelter is a farmer and insurance agent. He served on the Putnam County Council for twenty years and now serves as Putnam County Commissioner.
He also serves as a director of Communications Corporation, Inc., a company providing local telephone service, based in Roachdale, Indiana. Mr. Clodfelter will serve on the Board of First Citizens following the Affiliation.

    Harold A. Harrell is an attorney with the law firm of Andrews, Harrell, Mann, Chapman & Coyne of Bloomington, Indiana. He serves as Vice-Chairman of the Board of Directors of FUSB. Mr. Harrell will serve on the Board of New FUSB following the Affiliation.

    William M. Marley has been President and Chief Executive Officer of FUSB since August 1, 1985. He served as Executive Vice President between 1983 and 1985, and prior thereto served as Vice President-Financial Services. Mr. Marley served on the Board of the Indiana League of Savings Institutions from 1989 to 1992. Mr. Marley will serve on the Board of First Citizens following the Affiliation.

    Gary R. Pershing has served as Chairman of the Board, President and Managing Partner of Pershing & Company, Inc., a certified public accounting firm in Greencastle, since 1977. He serves as Chairman of the Board of Directors of FUSB. Mr. Pershing will serve on the Board of First Citizens following the Affiliation.

    Alan G. Stanley has been a self-employed professional engineer and professional land surveyor and served as Putnam County Surveyor for more than twenty years. He served as the President of Alan Stanley

& Associates, Inc. from 1980 until 1993 and is currently President of Alan Stanley PE/PC. Mr. Stanley will serve on the Board of First Citizens following the Affiliation.

    Ernest H. Collins and Norman J. Knights now serve as honorary Directors of FUSB.

    Directors will be elected upon receipt of a plurality of affirmative votes cast at the Annual Meeting. Plurality means that individuals who receive the largest number of votes cast are elected up to the maximum number of Directors to be chosen at the Annual Meeting. Abstentions, broker non-votes and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS OF FUSB

    The Board of Directors meetings are generally held on a monthly basis. The Board of Directors held a total of 14 meetings during the fiscal year ended June 30, 1995. No Director attended fewer than 75% of the sum of the meetings of the Board of Directors held while he served as a Director and the meetings of committees on which he served.

    The Audit Committee, comprised of Messrs. Stanley (Chairman), Clodfelter and Bender, recommends the appointment of FUSB's independent accountants in connection with its annual audit and meets with them to outline the scope and review of such audit. That committee met three times during the year ended June 30, 1995.

    FUSB's Compensation Committee administers the Stock Option Plan and the ESOP, and consists of all members of the Board of Directors except William M. Marley. The Compensation Committee met two times during the year ended June 30, 1995.

    The Board of Directors of FUSB also has a Pension Committee, the members of which are Messrs. Harrell, Stanley, and Clodfelter. This committee has responsibility for decisions affecting First United's pension plan, and it met three times during the year ended June 30, 1995.

    The Board of Directors served as the Nominating Committee for the 1995 Annual Meeting.

REMUNERATION OF NAMED EXECUTIVE OFFICER

    The following table sets forth information as to annual, long-term and other compensation for services in all capacities to FUSB and its subsidiaries for the last three fiscal years, of the person who served as chief executive officer of FUSB during the fiscal year ended June 30, 1995 (the "Named Executive Officer"). There were no executive officers of FUSB who earned over $100,000 in salary and bonuses during that fiscal year.

                          Summary Compensation Table

                                                                                        Long Term Compensation
                                                 Annual Compensation                           Awards
                                 --------------------------------------------   ---------------------------------------
                                                                 Other Annual   Restricted    Securities    All Other
                                 Fiscal                          Compensation      Stock      Underlying   Compensation
Name and Principal Position       Year     Salary($)   Bonus($)     ($)(1)       Awards($)    Options($)     ($)(2)
---------------------------      ------    --------    --------  ------------   -----------   ----------  -------------
William M. Marley                 1995     $94,300      $7,728          --           --             --       $23,679
President, Chief Executive        1994      90,100         -0-          --           --          2,200        20,474
                                  1993      86,000       6,615          --           --            400         8,659

(1) The Named Executive Officer of FUSB receives certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonuses.
(2) Includes FUSB's contributions to the ESOP allocable to the Named Executive Officer and allocations made for Mr. Marley under the First United Savings Bank Supplemental Benefit Plan.

STOCK OPTIONS

    The following table includes the number of shares covered by stock options held by the Named Executive Officer as of June 30, 1995. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

      OUTSTANDING STOCK OPTIONS GRANTED AND VALUE REALIZED AS OF 6/30/95

                      Number of Securities Underlying         Value of Unexercised In-the-Money
                    Unexercised Options at Fiscal Year End      Options at Fiscal Year End (1)
                    --------------------------------------    ---------------------------------
Name                 Exercisable             Unexercisable     Exercisable       Unexercisable
----                 -----------             -------------     -----------       -------------
William M. Marley       8,200                      --            $130,626              --

(1) Amounts reflecting gains on outstanding options are based on the June 30, 1995, average between bid and asked prices, which was $27.75 per share.

EMPLOYMENT AGREEMENT

    The Board of Directors of FUSB has approved a three-year employment contract with its President and Chief Executive Officer, William M. Marley. The contract can be extended for additional one-year terms to maintain a three-year term unless notice is properly given by either party to the contract. Unless extended further, the contract will expire in 1997. Mr. Marley receives his current salary under the contract, which salary is subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to FUSB employees. Mr. Marley may terminate his employment upon 30 days' written notice to FUSB. FUSB may discharge Mr. Marley for "cause" (as defined in the contract) at any time or in certain events specified by OTS regulations. Upon termination of Mr. Marley's employment by FUSB for other than cause or in the event of termination by Mr. Marley "for cause" (as defined in the contract), Mr. Marley will receive his base compensation under the contract (a) for an additional three years (or the remaining term of the contract, if shorter) if the termination follows a change of control (as defined in the contract), or (b) for an additional two years (or the remaining term of the contract, if shorter) if the termination does not follow a change of control. In addition, during such period, Mr. Marley will continue to participate in FUSB's group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, Mr. Marley will have the right to cause FUSB to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. Payments pursuant to the contract may trigger adverse tax consequences to FUSB and Mr. Marley under the so-called "golden parachute" provision of the Code.

    The employment contract provides FUSB protection of its confidential business information and protection from competition by Mr. Marley should he voluntarily terminate his employment without cause or be terminated by FUSB for cause.

COMPENSATION OF DIRECTORS

    Each Director (including Directors who are also employees) of FUSB receives a monthly honorarium of $250 and an additional fee of $500 for each monthly Board meeting attended by him. Directors are not reimbursed for expenses incurred in attending meetings. There are no fees paid for attendance at Board committee meetings. Directors are also entitled to receive stock options under FUSB's Stock Option Plan.

    In addition, FUSB has adopted a supplemental benefit plan which provides each of FUSB's Directors with supplemental benefits after the Director ceases to be a member of the Board, attains age 65, or upon death. The retirement benefits payable for a period of 120 months are equal to the balance of the Director's account under the Plan; provided that for Directors on the Board as of June 30, 1993, who serve until age 65, the minimum monthly benefit is $650. The Director s account consists of all amounts accrued under FUSB's prior supplemental benefit plan for Directors as of June 30, 1993, plus $350 per month consisting of fees deferred by the Director while on the Board. Interest equal to the United States Treasury Bill two years interest rate in effect as of the last business day of each month is credited to the balance of such accounts. Death benefits are also payable under the plan. Except in the event of a change of control, Directors must serve for five years in order to receive the retirement benefits provided under the plan.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

    FUSB has followed the policy of offering loans to its Directors, officers and employees for the financing of their principal residences and for other personal loan purposes, including overdraft and credit card lines of credit. All such loans made since the adoption of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all such loans in excess of $60,000 were made in the ordinary course of business on substantially the same terms and collateral as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features.

    The law firm of Andrews, Harrell, Mann, Chapman & Coyne, of which Harold A. Harrell is a partner, rendered legal services during the year ended June 30, 1995, to FUSB, and it is expected that the firm will continue to do so in the next fiscal year. The legal services were rendered in the ordinary course of business and the amount of fees paid to the law firm by FUSB did not exceed 5% of the firm's gross revenues for the firm's last full fiscal year.

                                   OPINIONS

    Certain legal matters in connection with the Agreement will be passed upon for ONB by the law firm of Krieg DeVault Alexander & Capehart, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204, and for FUSB by the law firm of Barnes & Thornburg, 11 South Meridian Street, Suite 1313, Indianapolis, Indiana 46240.

                                    EXPERTS

    The consolidated financial statements of ONB and affiliates incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in this Proxy Statement in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

    The consolidated financial statements of FUSB at June 30, 1995 and for each of the three years in the period then ended incorporated into this Proxy Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

    Representatives of Ernst & Young, LLP are not expected to be at the Annual Meeting.

                                 OTHER MATTERS

    The Annual Meeting is called for the purposes set forth in the Notice attached to this Proxy Statement. The Board of Directors of FUSB knows of no other matters for action by shareholders at the Annual Meeting other than the matters described in the Notice. However, the enclosed revocable proxy will confer discretionary authority to the persons named therein with respect to any such matters, none of which are known to the Board of Directors of FUSB as of the date hereof, which may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with the recommendation of the Board of Directors of FUSB.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer or employee of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following Exhibits are being filed as part of this Registration
    Statement:

    2.01 Amended and Restated Agreement of Affiliation and Merger (included as Appendix A to Prospectus)

    2.02  Purchase and Assumption Agreement (included as Appendix B to
          Prospectus)

    3(i) Articles of Incorporation of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4, File No. 33-57207, dated January 22, 1993)

    3(ii) By-Laws of the Registrant (incorporated by reference to Registrant's
          Registration Statement on Form S-4, File No. 33-80670, dated June 23,
          1994)

    4 (a) the description of Registrant's common stock contained in its Current Report on Form 8-K, dated January 6, 1983 (incorporated by reference thereto), and (b) the description of Registrant's Preferred Stock Purchase Rights contained in Registrant's Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between the Registrant and Old National Bank in Evansville, as Trustee (incorporated by reference thereto)

    5*    Opinion of Krieg DeVault Alexander & Capehart re: legality

    8 Opinion of Krieg DeVault Alexander & Capehart re: certain federal income tax matters

    10 Material Contracts (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 and to the Distribution Agreement set forth in Exhibit 1 of the Registrant's Registration Statement on Form S-3, File No. 33-55222, dated December 2, 1992)

    21*       Subsidiaries of the Registrant

    23.01 Consent of Krieg DeVault Alexander & Capehart (included in Opinion of Krieg DeVault Alexander & Capehart re: legality at
              Exhibit 5)

    23.02*    Consent of Arthur Andersen LLP

    23.03     Consent of Ernst & Young, LLP

    23.04     Consent of McDonald & Company Securities, Inc.

    24*       Powers of Attorney

    99.01     Form of Proxy

    99.02 FUSB's Annual Report to Shareholders for the fiscal year ended June 30, 1995

    99.03 Business, Legal Proceedings and Properties Items of FUSB's Annual Report on Form 10-K for the fiscal year ended
              June 30, 1995

    99.04 FUSB's Form 8-K, dated September 15, 1995 (without exhibits because the information contained in such exhibits has been previously filed with the Commission by ONB)

(b)  Financial Data Schedules: not applicable

(c) Opinion of McDonald & Company Securities, Inc. (included as Appendix C to Prospectus)

* Previously filed in Registrant's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 1, 1995.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The undersigned registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (b)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14-c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES
                                   ----------

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on September ____, 1995.

                                    OLD NATIONAL BANCORP



                                    By: /s/ RONALD B. LANKFORD
                                       -------------------------------
                                        Ronald B. Lankford, President


    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed by the following persons in the capacities indicated below as of September ____, 1995.

Name                                 Title
----                                 -----

/s/ JOHN N. ROYSE                    Chairman of the Board, Director and Chief
----------------------------         Executive Officer (Chief Executive Officer)
John N. Royse


/s/ STEVE H. PARKER                  Senior Vice President (Chief Financial
----------------------------         Officer and Principal Accounting Officer)
Steve H. Parker


DAVID L. BARNING*                    Director
----------------------------
David L. Barning


RICHARD J. BOND*                     Director
----------------------------
Richard J. Bond


ALAN W. BRAUN*                       Director
----------------------------
Alan W. Braun


JOHN J. DAUS, JR.*                   Director
----------------------------
John J. Daus, Jr.


WAYNE A. DAVIDSON*                   Director
----------------------------
Wayne A. Davidson


LARRY E. DUNIGAN*                    Director
----------------------------
Larry E. Dunigan


DAVID E. ECKERLE*                    Director
----------------------------
David E. Eckerle


THOMAS B. FLORIDA*                   Director
----------------------------
Thomas B. Florida

PHELPS L. LAMBERT*                   Director
----------------------------
Phelps L. Lambert


RONALD B. LANKFORD*                  President and Director
----------------------------
Ronald B. Lankford


LUCIEN H. MEIS*                      Director
----------------------------
Lucien H. Meis


DAN W. MITCHELL*                     Director
----------------------------
Dan W. Mitchell


MARJORIE Z. SOYUGENC*                Director
----------------------------
Marjorie Z. Soyugenc


CHARLES D. STORMS*                   Director
----------------------------
Charles D. Storms


EDWARD T. TURNER, JR.*               Director
----------------------------
Edward T. Turner, Jr.

                                  *By:   /s/ JEFFREY L. KNIGHT
                                       ----------------------------
                                         Attorney-in-Fact

                                  Printed Name:        Jeffrey L. Knight
                                                -------------------------------